Exhibit 10.3

INVESTMENT AGREEMENT

by and between

PLYMOUTH INDUSTRIAL REIT, INC.

and

MIRELF VI Pilgrim, LLC

Dated as of November 20, 2018

Table of Contents

 -i-

Company Disclosure Schedule

Exhibits

A - Form of Series B Articles Supplementary

B - Form of Investor Rights Agreement

C - Form of Deposit Escrow Agreement

D - Form of Tax Opinion

 -ii-

INVESTMENT AGREEMENT

This INVESTMENT AGREEMENT (this “Agreement”), dated as of November 20, 2018, is by and between Plymouth Industrial REIT, Inc., a Maryland corporation (the “Company”) and MIRELF VI Pilgrim, LLC, a Delaware limited liability company (the “Purchaser”).

WHEREAS, the Company desires to sell and issue to Purchaser, and Purchaser desires to purchase from the Company, 4,411,764 shares of preferred stock designated as Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”), par value $0.01 per share (the “Purchased Securities”), free and clear of all Liens (other than restrictions under applicable Securities Laws), subject to the terms and conditions set forth in this Agreement.

WHEREAS, the Series B Preferred Stock will have the designations, relative rights, preferences and limitations set forth in the Articles Supplementary of the Series B Preferred Stock in the form attached hereto as Exhibit A (the “Series B Articles Supplementary”).

WHEREAS, in connection with the issuance of the Purchased Securities to Purchaser, the Company and Purchaser will enter into an Investor Rights Agreement, to be dated as of the Closing Date, in the form attached hereto as Exhibit B (the “Investor Rights Agreement”).

NOW THEREFORE, in consideration, the receipt and sufficiency of which are hereby acknowledged, of the premises and the representations, warranties and agreements herein contained and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

ARTICLE I

Definitions

Section 1.01.     Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Adverse REIT Result” has the meaning set forth in Section 3.01(v).

“Affiliate” or “affiliate” means, with respect to any Person, any other Person which directly or indirectly controls or is controlled by or is under common control with such Person; provided, however, the Company and its Subsidiaries shall not be deemed to be Affiliates of the Purchaser or any of its Affiliates or any portfolio company in which Purchaser or any of its Affiliates has an investment (whether debt or equity). As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by Contract or otherwise).

“Agreement” has the meaning set forth in the preamble hereto.

“Ancillary Agreements” means the Series B Articles Supplementary, the Investor Rights Agreement and the Deposit Escrow Agreement.

Any Person shall be deemed to “beneficially own”, to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided, however, that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable within sixty (60) days or thereafter (including assuming the conversion of all Series B Preferred Stock, if any, owned by such Person to Common Stock).

“Board” has the meaning set forth in Section 3.01(c).

“Business Day” means any day, other than a Saturday, Sunday or a day on which banking institutions in the City of New York, New York are authorized or obligated by law or executive order to close.

“Charter” means the Second Articles of Amendment and Restatement of the Company, as amended and supplemented.

“Closing” has the meaning set forth in Section 2.02(a).

“Closing Date” has the meaning set forth in Section 2.02(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 3.01(e)(i).

“Company” has the meaning set forth in the preamble hereto.

“Company Disclosure Schedule” has the meaning set forth in Section 3.01.

“Company Indemnitees” has the meaning set forth in Section 7.07(b).

“Company SEC Documents” has the meaning set forth in Section 3.01(f)(i).

“Company Termination Date” has the meaning set forth in Section 6.01(b).

“Contract” means any legally binding agreement, contract, arrangement, understanding, obligation or commitment to which a Person is bound or to which its assets or properties are subject, and any amendments and supplements thereto.

“Deposit Escrow Agreement” has the meaning set forth in Section 2.03.

“Environmental Law” means any Law relating to (a) pollution, the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or workplace health or occupational safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any applicable Environmental Law or are otherwise regulated by any Governmental Entity with jurisdiction over the environment, natural resources, or workplace health or occupational safety, including, without limitation, petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation, mold or polychlorinated biphenyls, in each case as in effect at the date of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States of America, applied on a consistent basis.

“Governmental Entity” means any government, court, regulatory or administrative agency, commission, arbitrator or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“Indebtedness” means (a) all obligations of the Company or any of its Subsidiaries for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of the Company or any of its Subsidiaries evidenced by bonds, debentures, notes or similar instruments, (c) all letters of credit and letters of guaranty in respect of which the Company or any of its Subsidiaries is an account party, (d) all securitization or similar facilities of the Company or any of its Subsidiaries and (e) all guarantees by the Company or any of its Subsidiaries of any of the foregoing.

“Indemnified Party” has the meaning set forth in Section 7.07(c).

“Indemnifying Party” has the meaning set forth in Section 7.07(c).

“Investor Rights Agreement” has the meaning set forth in the recitals hereto.

“Jacksonville Acquisition” means the acquisition of certain real property by the Company pursuant to the Jacksonville Agreement.

“Jacksonville Agreement” means that certain Purchase and Sale Agreement dated November 1, 2018, by and between the Company and the sellers set forth on Exhibit A-1 thereto, as amended by the Reinstatement and First Amendment to Purchase and Sale Agreement dated November 16, 2018.

“KeyBank Credit Agreements” means, collectively (i) that certain Credit Agreement, dated as of August 11, 2017, by and among Plymouth Industrial OP, LP, a Delaware limited partnership, the subsidiary guarantors party thereto, KeyBank National Association, and the other parties thereto (as amended, the “Revolving Loan Facility”), and (ii) that certain Credit Agreement, dated as of May 23, 2018, by and among Plymouth Industrial OP, LP, a Delaware limited partnership, the subsidiary guarantors party thereto, KeyBank National Association, and the other parties thereto, collectively (the “Term Loan Facility”).

“Knowledge of the Company” means the actual knowledge, after reasonable inquiry, of the individuals listed on Section 1.01(a) of the Company Disclosure Schedule.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, judgement, requirement or rule of law (including common law).

“Lien” means any mortgage, pledge, lien, charge, encumbrance, security interest or other restriction of any kind or nature, whether based on common law, statute or Contract.

“Loss” has the meaning set forth in Section 7.07(a).

“Material Adverse Effect” means any circumstance, development, effect, change, event, occurrence or state of facts (each, a “Company Effect”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the results of operations, assets, liabilities, condition (financial or otherwise) or business of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby on a timely basis, or (c) the validity or enforceability of this Agreement or any of the Ancillary Agreements or the rights or remedies of Purchaser hereunder and thereunder, provided that, or purposes of clause (a) above, any such Company Effect resulting or arising from or relating to any of the following matters shall not be considered when determining whether a Material Adverse Effect has occurred or would be reasonably expected to occur: (i) any circumstance, development, effect, change, occurrence or state of facts affecting the businesses or industries in which the Company and its Subsidiaries operate; (ii) any conditions in or changes affecting the United States general economy or the general economy in any geographic area in which the Company or its Subsidiaries operate or developments in the financial and securities markets and credit market in the United States or elsewhere in the world; (iii) national or international political conditions, including acts of war (whether or not declared), armed hostilities and terrorism; (iv) changes in any Law or GAAP; (v) changes in the market price or trading volume of the Common Stock (it being understood that the underlying circumstances, events or reasons giving rise to any such change (to the extent provided for in this definition) can be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); (vi) any failure to meet any internal or public projections, forecasts, estimates or guidance for any period (it being understood that the underlying circumstances, events or reasons giving rise to any such failure (to the extent provided for in this definition) can be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); (vii) actions or omissions of the Company expressly required by the terms of this Agreement; and (viii) the public disclosure of this Agreement or the Transactions; provided, however, that Company Effects set forth in clauses (i), (ii), (iii), (iv) and (v) above may be taken into account in determining whether there has been or is a Material Adverse Effect if and only to the extent such Company Effects have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the industries in which the Company and its Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

“MGCL” means the Maryland General Corporation Law, as amended.

“NYSE American” means the NYSE American LLC (f/k/a NYSE MKT, LLC), or any successor thereto.

“OFAC” has the meaning set forth in Section 3.01(i)(ii).

“Permit” means any license, franchise, permit, certificate, approval or authorization from any Governmental Entity.

“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity.

“Purchase Price” has the meaning set forth in Section 2.01.

“Purchased Securities” has the meaning set forth in the recitals hereto.

“Purchaser” has the meaning set forth in the preamble hereto.

“Purchaser Indemnitee” has the meaning set forth in Section 7.07(a).

“Purchaser Information” has the meaning set forth in Section 3.02(h).

“Purchaser Termination Date” has the meaning set forth in Section 6.01(b).

“Regulatory Filings” has the meaning set forth in Section 3.01(n).

“Restricted Share” has the meaning set forth in Section 3.01(e)(i).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” has the meaning set forth in Section 3.01(e)(i).

“Series B Articles Supplementary” has the meaning set forth in the recitals hereto.

“Series B Preferred Stock” has the meaning set forth in the recitals hereto.

“Subsidiary” means, with respect to any Person, any other Person of which 50% or more of the shares of the voting securities or other voting interests are owned or controlled, or the ability to select or elect 50% or more of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries, or by such first Person, or by such first Person and one or more of its Subsidiaries.

“Tax” or “Taxes” means all U.S. federal, state, local, and non-U.S. income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Tax Return” means a report, return or other information (including any amendments) required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of its Subsidiaries.

“Transactions” has the meaning set forth in Section 3.01(c).

“Transfer” means, with respect to any Person, the direct or indirect sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer of (by the operation of law or otherwise), either voluntarily or involuntarily, or the entering into any contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by operation of law or otherwise), of any interest in any equity securities beneficially owned by such Person; provided, however, that, notwithstanding anything to the contrary in this Agreement, a Transfer shall not include (i) the conversion of one or more shares of Series B Preferred Stock into shares of Common Stock pursuant to the Series B Articles Supplementary, (ii) the redemption or other acquisition of Common Stock or Series B Preferred Stock by the Company, or (iii) the Transfer of any equity interest in the Purchaser (or any direct or indirect parent entity of Purchaser).

“Voting Debt” has the meaning set forth in Section 3.01(e)(i).

Section 1.02.     General Interpretive Principles. When a reference in made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless the context requires otherwise. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends. And such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “made available to Purchaser” and words of similar import refer to documents delivered in person or electronically to Purchaser no later than one Business Day prior to the date hereof. All counting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neutral genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (unless, otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

ARTICLE II

Sale and Purchase of the Purchased Securities

Section 2.01.     Sale and Purchase of the Purchased Securities. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties hereinafter set forth, at the Closing provided for in Section 2.02 hereof, the Company will sell and issue to Purchaser, and Purchaser will purchase from the Company, 4,411,764 shares of Series B Preferred Stock, free and clear of all Liens (other than restrictions under applicable securities Laws), for a purchase price per share equal to $17.00 (the “Purchase Price”). The Purchased Securities will have the designations, relative rights, preferences and limitations set forth in the Company’s Charter, as amended, and the Series B Articles Supplementary.

Section 2.02.     Closing.

(a)             Subject to the satisfaction or waiver of the conditions set forth in this Agreement, the closing of the purchase and sale of the Purchased Securities hereunder (the “Closing”) shall take place at 10:00 a.m. (New York City time) at the offices of Fried, Frank, Harris, Shriver & Jacobson, LLP, One New York Plaza, New York, NY 10004, on the third (3rd) Business Day after all of the conditions set forth in Article V of this Agreement have been satisfied or waived by the party entitled to the benefit thereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other place, date and time as shall be agreed between the Company and Purchaser in writing (the date that the Closing occurs, the “Closing Date”).

(b)            At the Closing: (i) the Company will deliver to Purchaser a certificate or book entry shares (at Purchaser’s election) evidencing Purchaser’s Purchased Securities registered in the name of Purchaser, free and clear of all Liens (other than restrictions under applicable securities Laws); (ii) Purchaser, in full payment for the Purchased Securities, will (x) pay, by wire transfer of immediately available funds to an account designated by the Company in writing prior to the Closing, an amount in cash equal to the Purchase Price for the Purchased Securities less the Deposit and (y) direct the Escrow Agent to release the full amount of the Deposit to the account designated by the Company in writing prior to the Closing; and (iii) each party shall take such other actions, and shall execute and deliver such other instruments or documents, as shall be required under Article V.

Section 2.03. Deposit Escrow. Concurrently with the execution and delivery of this Agreement, Purchaser shall deliver the amount of One Million Dollars ($1,000,000.00) (together with all interest accrued thereon, the “Deposit”), by wire transfer of immediately available federal funds to the order of the Escrow Agent, and the Deposit shall be held by Escrow Agent in escrow pursuant to that certain Escrow Agreement, dated as of the date hereof, by and among Purchaser, the Company and the Escrow Agent, substantially in the form attached hereto as Exhibit C (the “Deposit Escrow Agreement”).

ARTICLE III

Representations and Warranties

Section 3.01.     Representations and Warranties of the Company. Except as disclosed in (i) the Company SEC Documents filed with or furnished to the SEC by the Company after December 31, 2017, and prior to the date hereof (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and are predictive or forward-looking in nature), it being acknowledged that nothing in the Company SEC Documents shall be deemed to qualify or modify the representations and warranties set forth in Sections 3.01(a), 3.01(b), 3.01(c), 3.01(d), 3.01(e)(i), 3.01(n) and 3.01(s), or (ii) in the disclosure schedule (the “Company Disclosure Schedule”) delivered by the Company to Purchaser prior to the execution of this Agreement (provided, however, that disclosure in any section of such Company Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent on its face that such disclosure is relevant to another section of this Agreement), the Company represents and warrants to, and agrees with, Purchaser, as of the date hereof (or as of such earlier date in the case of any representation or warranty expressly made as of an earlier date) and as of the Closing Date, as follows:

(a)             Organization and Good Standing of the Company; Organizational Documents. The Company is a Maryland corporation, is duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite corporate power and authority and governmental authorizations to own, operate and lease its properties and to carry on its business as it is being conducted on the date of this Agreement. The Company is duly licensed or qualified as a foreign corporation for the transaction of business and is in good standing under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification, except where the failure to be so licensed or qualified in any such jurisdiction would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. True, complete and correct copies of the Company’s Charter and Bylaws, as in effect as of the date of this Agreement, are included in the Company SEC Documents.

(b)            Organization and Good Standing of Subsidiaries. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite corporate power and authority and governmental authorizations to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly licensed or qualified for the transaction of business and is in good standing under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification, except where the failure to be so authorized, licensed or qualified in any such jurisdiction, individually or in the aggregate, would not have or reasonably be expected to have, a Material Adverse Effect.

(c)             Authorization; No Conflicts.

(i)              The Company has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby (the “Transactions”). The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the Transactions, including the issuance of the Purchased Securities to Purchaser, have been duly authorized by the Board of Directors of the Company (the “Board”). No other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement and consummation of the Transactions. This Agreement has been, and at or prior to the Closing, each Ancillary Agreement to which it is a party will be, duly and validly executed and delivered by the Company. This Agreement is, and upon its execution at or prior to the Closing each Ancillary Agreement to which it is a party will be, a valid and binding obligation of the Company, enforceable against it in accordance with its terms.

(ii)            The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party, the consummation by the Company of the Transactions and the compliance by the Company with any of the provisions hereof and thereof (including, without limitation, the conversion provisions in the Series B Articles Supplementary) will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with or without notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (A) any provision of the Charter or Bylaws of the Company or the certificate of incorporation, charter, bylaws or other governing instrument of any Subsidiary of the Company or (B) any Contract, Permit judgment, order, decree, ruling, injunction or Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than any such conflict, violation, breach, default, termination and acceleration under clause (B) that, individually or in the aggregate, would not have and would not reasonably be expected to have, a Material Adverse Effect.

(d)            Consents. Except for filing the Articles Supplementary with the State Department of Assessments and Taxation of Maryland, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other third party, including any stockholder of the Company, is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Company of the Transactions.

(e)             Capitalization.

(i)              The authorized capital stock of the Company consists of 900,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and 100,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), of which 2,070,000 shares of Preferred Stock have been classified and designated as 7.50% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”). As of the date if this Agreement, (i) 4,821,876 shares of Common Stock were issued and outstanding, (ii) 2,040,000 shares of Series A Preferred Stock were issued and outstanding, (iii) 125,629 restricted shares of Common Stock (the “Restricted Shares”) were issued and outstanding, and (iv) warrants to acquire up to 250,000 shares of Common Stock were outstanding. All of the issued and outstanding shares of the Company’s capital stock have been duly and validly authorized and issued in compliance with all applicable federal and state securities Laws and are fully paid and non-assessable, and are not subject to preemptive or similar rights. Except as described in this Section 3.01(e), as of the date of this Agreement, there were (i) no outstanding shares of capital stock of, or other equity interests in, the Company, and (ii) no outstanding subscriptions, options, warrants, calls, commitments, rights or agreements of any character calling for the purchase, exchange or issuance of any shares of capital stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of the Company may vote (“Voting Debt”) are issued and outstanding. Other than as set forth in this subsection (e) or pursuant to this Agreement and the Series B Articles Supplementary, (A) no equity securities or Voting Debt of the Company are or may be required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever, (B) there are no outstanding securities or rights convertible into or exchangeable for any equity securities or Voting Debt of the Company and (C) there are no Contracts, commitments, understandings or arrangements by which the Company is bound to issue additional equity securities or Voting Debt or options, warrants or rights to purchase or acquire any additional equity securities or Voting Debt. Except as set forth on Section 3.01(e)(i) of the Company Disclosure Schedule, the Company is not a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any equity securities of the Company or any other agreement relating to the disposition, voting or dividends with respect to any equity securities of the Company.

(ii)            Except as set forth on Section 3.01(e)(ii) of the Company Disclosure Schedule, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests have been duly and validly authorized and issued in compliance with all applicable federal and state securities Laws and are fully paid and non-assessable, and are not subject to preemptive or similar rights. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. No Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any equity securities of such Subsidiary or any other agreement relating to the disposition, voting or dividends with respect to any equity securities of such Subsidiary.

(f)             Company SEC Documents; Financial Statements; Controls.

(i)              The Company has filed with the SEC, on a timely basis, all forms, documents and reports required to be filed or furnished with the SEC since January 1, 2017, together with any amendments, restatements or supplements thereto and those filed subsequent to the date of this Agreement (collectively, the “Company SEC Documents”) and has paid, on a timely basis, all fees and assessments due and payable in connection therewith.  As of their respective SEC filing dates, the Company SEC Documents complied, and each of the Company SEC Documents to be filed subsequent to the date hereof will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time they were filed, or will be filed, as the case may be, contained, or will contain any untrue statement of a material fact or omitted, or will omit, to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002, and the regulations promulgated thereunder.

(ii)            The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP consistently applied (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(iii)          The Company has established and maintains, and at all times since January 1, 2017, has maintained, disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company has identified material weaknesses in its internal controls and its disclosure controls and procedures. In particular, the Company identified a material weakness in its ability to fully address its internal controls, including sufficiently identified procedures and risk assessment analyses or fully tested existing controls to meet the requirements of the 2013 Committee of Sponsoring Organizations framework. These identified weaknesses would not reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated.

(g)            Absence of Certain Changes. Since January 1, 2017, until the date hereof, (i) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, consistent with prior practice, (ii) the Company has not made or declared any distribution in cash or in kind to its stockholders or issued or repurchased any shares of its capital stock or other equity interests, other than the declaration and payment of the Company’s regular quarterly dividends on the Common Stock and the Series A Preferred Stock, (iii) no event or events have occurred that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect and (iv) the Company has not taken any actions which, had such actions been taken after the date of this Agreement, would have required the written consent of Purchaser pursuant to Section 4.01(a).

(h)            No Undisclosed Liabilities, etc. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) which are not fully reflected or reserved against in the financial statements described in Section 3.01(f)(ii), except for liabilities that have arisen since June 30, 2018 in the ordinary and usual course of business and consistent with past practice and that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect.

(i)              Compliance with Applicable Law.

(i)              The Company and each of its Subsidiaries are and since January 1, 2016 have been, in compliance with all state or federal laws, common law, statutes, ordinances, codes, rules or regulations or other similar requirement enacted, adopted, promulgated, or applied by any Governmental Entity (“Laws”) or judgments, in each case, that are applicable to the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Entities (“Permits”) necessary for the lawful conduct of their respective businesses, except where the failure to hold the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii)            The Company and each of its Subsidiaries is, and since January 1, 2016 has been, in material compliance with (x) the Foreign Corrupt Practices Act of 1977 and any rules and regulations promulgated thereunder, (y) any other Laws applicable to the Company and its Subsidiaries, in each country in which they operate, that address the prevention of corruption and (z) all regulations, orders or other financial restrictions administered by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”), including OFAC’s Specially Designated Nationals List. Except as would not, individually or in the aggregate, have or reasonably be expected to have, a Material Adverse Effect, neither the Company nor any of its Subsidiaries maintain or need any national security clearance or authorization to access classified information or facilities to perform any current business or proposed business.

(j)              Legal Proceedings. Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending, or to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against the Company or any of its Subsidiaries or to which any of their respective assets are subject or against any director, officer or employee of the Company or any of its Subsidiaries (in their respective capacities as such) (i) that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect or (ii) relating to or which challenges the validity or propriety of the Transactions. Neither the Company nor any of its Subsidiaries is subject to any order, judgment, injunction, ruling or decree of a Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect, (i) there is no unresolved violation, criticism or exception by any Governmental Entity with respect to any Company SEC Document or relating to any examinations or inspections of the Company or any of its Subsidiaries and (ii) since December 31, 2015, there has been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries.

(k)            Taxes, Tax Returns, and REIT Status.

(i)              Each of the Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by U.S. federal, state, or local or non-U.S. taxing authorities, other than Taxes (A) that are not yet delinquent or are being contested in good faith through appropriate proceedings, (B) have not been finally determined and (C) have been adequately reserved against.

(ii)            No deficiency assessment or proposed adjustment regarding any material Taxes of the Company and its Subsidiaries is pending or, to the Knowledge of the Company, is threatened. The accruals and reserves regarding Taxes on the audited financial statements of the Company are in conformity with GAAP and are adequate to meet any assessments and related liabilities. Since the date of the most recent audited financial statements, the Company and its Subsidiaries have not incurred any material Tax liabilities other than Tax liabilities incurred in the ordinary course of business.

(iii)          Each of the Company and its Subsidiaries have withheld and paid all Taxes required to be withheld and paid in connection with any amounts paid or owing to any employee, creditor or other third party.

(iv)          Commencing with its taxable year ending December 31, 2012, the Company effectively elected to be taxed as a real estate investment trust (a “REIT”) pursuant to Sections 856 through 860 of the Code and has been organized and operated in conformity with the requirements for qualification and taxation as a REIT, and its proposed method of operation as set forth in the Company SEC Documents will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. The Company intends to continue to qualify as a REIT for all subsequent years, and the Company does not know of any event that could reasonably be expected to cause the Company to fail to qualify as a REIT at any time. All statements regarding the Company’s qualification and taxation as a REIT and descriptions of the

Company’s organization and proposed method of operation (inasmuch as they relate to the Company’s qualification and taxation as a REIT) set forth in the Company SEC Documents are true, complete, and correct summaries of the legal or Tax matters described therein in all materials respects.

(v)            To the Knowledge of the Company, the Company is a “domestically controlled qualified investment entity” (within the meaning of 897(h)(4) of the Code).

(vi)          No Taxes have been imposed on the Company or any of its Subsidiaries pursuant to Section 1374 of the Code, and the Company has no potential liability for Tax under Section 1374 of the Code. Neither the Company nor any of its Subsidiaries has since its formation (A) acquired assets from another corporation in a transaction in which the Tax basis of the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is a qualified REIT subsidiary.

(l)              Real Property. The Company does not directly own, lease or sublease any real property and no Subsidiary owns directly any real property other than for investment purposes made in the ordinary course of business.  With respect to the real property leased or subleased to the Company or its Subsidiaries, the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and none of the Company or any Subsidiary is in breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by the Company or any Subsidiary party to such agreement or permit termination, modification or acceleration by any third party thereunder, except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations or repudiations that have not resulted in or would not reasonably be expected to result in a Material Adverse Effect.

(m)           Environmental Liability. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect:

(i)              each of the Company and its Subsidiaries have at all times been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all permits, consents, certificates, approvals and orders of any Governmental Entity required to be obtained pursuant to applicable Environmental Laws (“Environmental Permits”), (b) all Environmental Permits are in full force and effect and, where applicable, applications for renewal or amendment thereof have been timely filed, and (c) no suspension or cancellation of any Environmental Permit is pending or threatened in writing;

(ii)            there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any liability or obligation of the Company or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety Law, including the

Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against the Company or any of its Subsidiaries;

(iii)          to the Knowledge of the Company, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any liability or obligation on the part of the Company or any of its Subsidiaries; and

(iv)          neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.

(n)            Company Information. None of the information to be contained in any document filed with any regulatory agency in connection with the transactions contemplated by this Agreement (the “Regulatory Filings”), in each case, other than Purchaser Information, as to which no representation is made by the Company, will, at the time such filing is made, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

(o)            State Takeover Laws; No Rights Agreement.

(i)              The Board has adopted a resolution exempting all business combinations between the Company and any person from the provisions of Title 3, Subtitle 6 of the MGCL. The Board has also opted out of the provisions of Title 3, Subtitle 7 of the MGCL in the Company’s Bylaws. As a result of the foregoing, no “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws (each, a “Takeover Law”) apply or will apply to the Company pursuant to this Agreement or the Transactions. Further, the Board has taken all such actions required such that the Purchaser shall not be and “interested stockholder” as defined in Section 3-601(j) of the MGCL as a result of the consummation of the Transaction.

(ii)            Notwithstanding the fact that the Company may, by the affirmative vote of a majority of votes cast by stockholders entitled to vote generally for directors, opt-in to Title 3, Subtitle 7 of the MGCL and alter or repeal the Board resolution exempting all business combinations between the Company and any person from the provisions of Title 3, Subtitle 6 of the MGCL, pursuant to Section 3-603(c) of the MGCL, the Board, by resolution adopted under Section 3-603(c) of the MGCL and made irrevocable, has exempted from the provisions of Section 3-602 of the MGCL, any Business Combination (as defined in Section 3-601(e) of the MGCL) between the Company and any one or more of any Purchaser or any affiliate or associate (as such terms are defined in Section 3-601 of the MGCL) of any Purchaser.

(iii)          The Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

(p)            Status of Securities. The Purchased Securities have been duly authorized by all necessary corporate action. When issued on the Closing Date, the Purchased Securities will be, and, when issued, any shares of Common Stock issuable upon conversion of any

Purchased Securities will be, validly issued in compliance with all applicable federal and state securities Laws, free and clear of all Liens (other than restrictions under applicable securities Laws), fully paid and non-assessable, will not subject the holders thereof to personal liability and will not be subject to preemptive or similar rights of any other stockholder of the Company. Not fewer than 4,411,764 shares of Common Stock have been duly reserved for issuance upon the conversion of the Purchased Securities in accordance with the Series B Articles Supplementary. When issued upon the conversion of any of the Purchased Securities, such shares of Common Stock will be validly issued in compliance with all applicable federal and state securities Laws, free and clear of all Liens (other than restrictions under applicable securities Laws), fully paid and non-assessable, will not subject the holders thereof to personal liability and will not be subject to preemptive or similar rights of any other stockholder of the Company.

(q)            Offering of Securities. The sale of the Purchased Securities pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations thereunder. Without limiting the generality of the foregoing, neither the Company nor, to the Knowledge of the Company, any other Person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of Series B Preferred Stock, and neither the Company nor, to the Knowledge of the Company, any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of Series B Preferred Stock under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Company take any action or steps that would cause the offering or issuance of Series B Preferred Stock under this Agreement to be integrated with other offerings by the Company.

(r)             Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on the NYSE American and the Company has taken no action designed to, or which, to the Knowledge of the Company, is reasonably likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the NYSE American, nor has the Company received as of the date of this Agreement any notification that the SEC or the NYSE American is contemplating terminating such registration or listing.

(s)             Indebtedness. Except with respect to the covenants contained in the KeyBank Credit Agreements, the Company is not party to any material Contract, and is not subject to any provision in the Charter or resolutions of the Board that, in each case, by its terms prohibits or prevents the Company from paying dividends in form and the amounts contemplated by the Series B Articles Supplementary. The Company is not in material breach of, or default or violation under, the KeyBank Credit Agreements.

(t)              Brokers and Finders. Except for Sandler O’Neill & Partners, L.P., neither the Company nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder, placement agent or financial advisor or incurred any liability for any fees or commissions in connection with any of the Transactions.

(u)            NYSE American. The NYSE American has not objected to the terms and conditions of this Agreement or the Series B Articles Supplementary.

(v)            Excepted Holder Limited Waiver. Pursuant to Section 7.2.7 of the Charter and upon receipt by the Company of a tax representation letter described in Section 4.13 as of Closing, at or prior to Closing, the Board (i) has waived without conditions or restrictions (except as noted below), and has exempted the Purchaser from the application of, the restrictions on transfer and ownership of Capital Stock (as defined in the Charter) set forth in Article VII of the Charter with respect to the transfer and ownership of Series B Preferred Stock and Common Stock contemplated by this Agreement and the Series B Articles Supplementary, including any and all shares of Common Stock issued or issuable upon conversion of all or any portion of the Series B Preferred Stock to Common Stock as provided in the Series B Articles Supplementary, and (ii) has designated the Purchaser as an Excepted Holder (as defined in the Charter) for purposes of Article VII of the Charter and has established an Excepted Holder Limit (as defined in the Charter) for the Purchaser of all of the Series B Preferred Stock and of whatever percentage interest of Common Stock is, or would be, issued upon conversion of all of the Series B Preferred Stock in accordance with the Series B Articles Supplementary (such percentage to be automatically adjusted upon any purchase or redemption of Common Stock by the Company); provided, however, the parties agree that (1) notwithstanding such waiver and exemption, if, at any time from the Closing through December 31, 2024, the Purchaser’s Beneficial Ownership (as defined in the Charter) or Constructive Ownership (as defined in the Charter) of Capital Stock (even if such Beneficial Ownership or Constructive Ownership is not in excess of the Excepted Holder Limit) would result in the Company being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year) or otherwise result in the Company failing to qualify as a REIT (either such result, an “Adverse REIT Result”), then that number of shares of Capital Stock that otherwise would result in the Company being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year) or that would result in the Company failing to qualify as a REIT shall be automatically transferred to a trust in accordance with the Charter, and such Capital Stock shall be subject to all the terms and limitations set forth therein, and (2) any permitted assignee and/or transferee of the Purchaser shall be entitled to receive a waiver and exemption comparable to the waiver and exemption described above from the Company so long as such permitted assignee or transferee delivers to the Company a representation letter described in Section 4.13 prior to or as of the effective time of such assignment or transfer, and provided further, that the determination as to whether an Adverse REIT Result has occurred shall be made without regard to any action taken by the Company or any holder of the Company’s Capital Stock other than the Purchaser.

Section 3.02.     Representations and Warranties of Purchaser. Purchaser represents and warrants to, and agrees with, the Company as of the date hereof (or as of such earlier date in the case of any representation or warranty expressly made as of an earlier date) and as of the Closing Date as follows:

(a)             Organization. Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is being conducted on the date of this Agreement.

(b)            Authorization; No Conflicts. (i) Purchaser has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the Transactions. The execution, delivery and performance by Purchaser of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the Transactions have been duly authorized by all necessary action on behalf of Purchaser. No other proceedings on the part of Purchaser are necessary to authorize the execution, delivery and performance by Purchaser of this Agreement and each Ancillary Agreement to which it is a party and consummation of the Transactions. This Agreement has been, and on or prior to the Closing each Ancillary Agreement to which it is a party will be, duly and validly executed and delivered by Purchaser. This Agreement is, and upon its execution at or prior to the Closing each Ancillary Agreement to which it is a party will be, a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms.

(ii)            The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party, the consummation by Purchaser of the Transactions and the compliance by Purchaser with any of the provisions hereof and thereof will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event, which, with or without notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (A) any provision of the organizational documents of Purchaser or (B) any Contract, Permit, judgment, order, decree, ruling, injunction or Law applicable to Purchaser or its properties or assets other than any such conflict, violation, breach, default, termination and acceleration under clause (B) that, individually or in the aggregate, would not reasonably be expected to materially and adversely affect or delay the consummation of the Transactions by Purchaser.

(c)             Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other third party is required on the part of Purchaser in connection with the execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Purchaser of the Transactions.

(d)            Purchase Price. At the Closing, the Purchaser will have available funds necessary to pay the Purchase Price for the Purchased Securities on the terms and conditions contemplated by this Agreement.

(e)             Securities Act. Purchaser is acquiring the Purchased Securities solely for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

(f)             Accredited Investor. Purchaser is an accredited investor (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act), and has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and form an investment decision with respect to its investment in the Purchased Securities and to protect its own interest in connection with such investment.

(g)            Brokers and Finders. Neither Purchaser nor any of its officers, directors, employees or agents has utilized any broker, finder, placement agent or financial advisor or incurred any liability for any fees or commissions in connection with any of the Transactions.

(h)            Purchaser Information. None of the information with respect to Purchaser and its Affiliates or any of their respective officers and directors that is provided to the Company by Purchaser or any of its representatives (collectively, “Purchaser Information”) specifically for inclusion in any of the Regulatory Filings, will, at the time such filing is made, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

Additional Agreements of the Parties

Section 4.01.     Covenants.

(a)             Negative Covenants. Except as required by applicable Law, as expressly required by this Agreement or as set forth in Section 4.01 of the Company Disclosure Schedule, during the period from the date of this Agreement until the Closing Date, unless Purchaser otherwise consents in writing, the Company shall, and shall cause its Subsidiaries to, operate their businesses in all material respects in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as required by applicable Law, as expressly required by this Agreement or as set forth in Section 4.01 of the Company Disclosure Schedule, during the period from the date of this Agreement until the Closing Date, the Company shall not, and shall cause its Subsidiaries not to, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):

(i)              issue, sell or grant any shares of its capital stock or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for any shares of its capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests, other than the authorization and issuance of the Series B Preferred Stock to Purchaser and the consummation of the Transactions;

(ii)            redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests;

(iii)          establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests, other than in connection with the Company’s regular quarterly dividends on the Common Stock and Class A Preferred Stock, not to exceed $0.375 per share and $0.46875 per share, respectively;

(iv)          split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests;

(v)            amend or supplement its Charter or Bylaws or other organizational documents;

(vi)          incur Indebtedness for borrowed money in excess of $250,000;

(vii)        other than the Jacksonville Acquisition, make any acquisition (including by merger or consolidation) of the capital stock or any other equity interest or a material portion of the assets of any other Person or any real property asset or assets, if the aggregate amount of consideration paid or transferred by the Company and its Subsidiaries in connection with all such transactions would exceed $1 million;

(viii)      sell, license or lease to any Person, in a single transaction or series of related transactions, any of its properties or assets for consideration, individually or in the aggregate, in excess of $10 million except (A) dispositions of inventory and dispositions of obsolete, surplus or worn out assets or assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, (B) transfers among the Company and any of its Subsidiaries, (C) leases and subleases of real property owned by the Company or any of its Subsidiaries and leases of real property under which the Company or any of its Subsidiaries is a tenant or a subtenant and voluntary terminations or surrenders of such leases or subleases, in each case, individually and in the aggregate in the ordinary course of business, or (D) sales of real property owned by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice and not exceed $1 million; or

(ix)          enter into, or amend, terminate or renew in any material respect, any Contract between the Company or one of its Subsidiaries, on the one hand, and any of its Affiliates (other than the Company’s Subsidiaries) or any officer or director of the Company or any of its Subsidiaries, on the other hand, outside the ordinary course of business.

(b)            Executive Holding Requirements. At any time that any shares of Series B Preferred Stock are outstanding, the Persons serving as Chief Executive Officer and the President shall, at all times shares of Series B Preferred Stock are outstanding, beneficially own, in the aggregate, at least 122,229 shares of Common Stock (subject to adjustment for any stock split, stock dividend, combination or other proportionate reduction or increase to the Common Stock).

Section 4.02.     Maintenance of REIT Status. Until the first day of the first calendar year in which no Series B Preferred Stock remains issued and outstanding, the Company shall continue to be taxed as a REIT under the Code, and thereafter the Company shall use its best efforts to continue to qualify as a REIT under the Code unless its board of directors determines that it is no longer in the best interests of the Company and its stockholders to be so qualified.

Section 4.03.     Access.

(a) The Company shall permit representatives of Purchaser to visit and inspect, at Purchaser’s expense, any of the properties of the Company or its Subsidiaries to examine the corporate books and make copies or extracts therefrom and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the principal officers of the Company, all upon reasonable notice and at such reasonable times and as often as Purchaser may reasonably request. Any examination pursuant to this Section 4.03 shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of the Company, and nothing herein shall require the Company or any of its Subsidiaries to disclose any information to the extent that, upon the advice of counsel, such disclosure (i) would be prohibited by applicable Law or (ii) would reasonably be expected to cause a violation of any Contract to which the Company or any of its Subsidiaries is a party or(iii) would cause a loss of privilege to the Company or any of its Subsidiaries (provided that the Company shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances where the foregoing restrictions apply).

(b)            The provisions of paragraph (a) of this Section 4.03 shall terminate and no longer be of any effect from and after such time as Purchaser no longer beneficially owns any shares of Series B Preferred Stock convertible into shares of Common Stock, or shares of Common Stock issued upon the conversion of any shares of Series B Preferred Stock, or any combination of the foregoing, in any case representing at least five percent (5%) of the Common Stock then outstanding.

Section 4.04.     Securities Laws; Legends. (a) Purchaser acknowledges and agrees that, as of the date hereof, neither the Purchased Securities nor the securities issuable upon the conversion of the Purchased Securities have been or will be registered under the Securities Act or the securities Laws of any state and that they may be sold or otherwise disposed of only in one or more transactions registered under the Securities Act and, where applicable, such Laws, or as to which an exemption from the registration requirements of the Securities Act and, where applicable, such Laws, is available. Purchaser acknowledges that, except as provided in the Ancillary Agreements, Purchaser has no right to require the Company to register the Purchased Securities or the securities issuable upon the conversion of the Purchased Securities. Purchaser further acknowledges and agrees that each certificate evidencing the Purchased Securities shall bear a legend substantially as set forth in paragraph (b) of this Section 4.04.

(b)            Certificates evidencing the Purchased Securities, if any, and any securities issued upon the conversion thereof shall bear legends in substantially the following form:

The securities represented by this Certificate have not been registered under the Securities Act of 1933, as amended, and may not be transferred, sold or otherwise disposed of except pursuant to a registration statement in effect under such act and applicable state securities laws or pursuant to an exemption from registration under such act or such laws.

(c)             When issued pursuant hereto, the certificates evidencing the Purchased Securities shall also bear any legend required by any applicable state blue sky law.

(d)            Any holder of Purchased Securities may request the Company to remove any or all of the legends described in this Section 4.04 from the certificates evidencing such Purchased Securities by submitting to the Company such certificates, together with an opinion of counsel reasonably satisfactory to the Company to the effect that such legend or legends are no longer required under the Securities Act or applicable state securities Laws, as the case may be.

Section 4.05. Lost, Stolen, Destroyed or Mutilated Securities. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate for any security of the Company and, in the case of loss, theft or destruction, upon delivery of an undertaking by the holder thereof to indemnify the Company, or, in the case of mutilation, upon surrender and cancellation thereof, the Company will issue a new certificate for an equivalent number of shares or another security of like tenor, as the case may be.

Section 4.06.     Regulatory Matters.

(a)             Subject to the terms and conditions of this Agreement, each of the Company and Purchaser shall cooperate with the other party and use (and the Company shall cause its Subsidiaries to use) its reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with each other in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, Permits, orders and other confirmations from any Governmental Entity or third party necessary, proper or advisable to consummate the Transactions, (iii) execute and deliver any additional instruments necessary to consummate the Transactions and (iv) defend or contest in good faith any action brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions.

(b)            Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall require Purchaser to (i) propose, negotiate, commit to, or effect the sale, divestiture, transfer, licensing or disposition of any assets or operations of Purchaser or the Company or any of their respective Affiliates, (ii) hold separate any assets or operations (either before or after the Closing Date) of Purchaser or the Company or any of their respective Affiliates or (iii) change or modify any course of conduct or otherwise make any commitment (to any Governmental Entity or otherwise) regarding future operations of Purchaser’s or the Company’s business, in any case, to obtain any approval from any Governmental Entity or to prevent the initiation of any lawsuit by any Governmental Entity under any antitrust or competition Law or to prevent the entry of any decree, judgment, preliminary or permanent injunction or any order that would otherwise make the Transactions unlawful.

Section 4.07.     NYSE American Listing of Shares. The Company shall promptly apply to cause the shares of Common Stock to be issued upon conversion of the Series B Preferred Stock to be approved for listing on the NYSE American, subject to official notice of issuance.

Section 4.08.     Transfers. The Series B Preferred Stock is freely transferrable, other than with respect to restrictions pursuant to applicable Law, including, without limitation, the Securities Act, or restrictions set forth in the Company’s Charter.

Section 4.09.     Use of Proceeds. The Company agrees to use all of the proceeds from the issuance of the Purchased Securities to (i) fund a portion of the purchase price for the Jacksonville Acquisition, (ii) repay all amounts outstanding under the Term Loan Facility, and (iii) repay a portion of the amounts outstanding under the Revolving Loan Facility, to pay the closing costs related to the Transactions and for general working capital.

Section 4.10.     Section 16b-3. So long as the Purchaser has the right to designate any Purchaser Nominee, the Board shall take such action as is necessary to cause the exemption of acquisitions of the Purchased Securities at the Closing, the disposition of shares of Series B Preferred Stock and the acquisition of shares of Common Stock upon the conversion of any shares of Series B Preferred Stock, and any other disposition of securities to or acquisition of securities from the Company, as applicable, from the liability provisions of Section 16(b) of the Exchange Act pursuant to Rule 16b-3.

Section 4.11.     Tax Treatment. Except to the extent otherwise required by law, the Company and the Purchaser shall (i) treat the Series B Preferred Stock as stock other than preferred stock for purposes of Section 305 of the Code, and (ii) take no position inconsistent with this Section 4.11 on any Tax Return or in their respective dealings with U.S. federal, state and local Tax authorities.

Section 4.12.     Annual Tax Opinion. So long as any of the Series B Preferred Stock remains issued and outstanding, the Company shall, no later than March 31 of each year, cause its independent public accountants or a nationally recognized law firm to provide to the Purchaser an opinion substantially in the form attached hereto as Exhibit D, together with a copy of any officer’s certificate referenced in such opinion, with such modifications to such opinion as necessary to reflect developments subsequent to the date hereof so long as such developments do not result in a change in the basic legal conclusions expressed therein.

Section 4.13.     Tax Representation Letter. The Purchaser shall use commercially reasonable efforts to deliver to the Company and Dentons US LLP, for purposes of the waiver described in Section 3.01(v) and the tax opinion described in Section 5.01(i), a tax representation letter, dated as of the Closing Date, containing such representations and warranties that are reasonable and customary, solely regarding Purchaser’s ownership of the capital stock of the Company and that are qualified, to the extent customary, to the best of the Purchaser’s knowledge.  Without limiting the foregoing, if Purchaser does not deliver such tax representation letter to Dentons US LLP at or prior to the Closing, then (i) the Company shall in no event be required to cause Dentons US LLP to deliver the tax opinion described in Section 5.01(i), and (ii) the conditions set forth in Section 5.01(i) and (j) shall not be satisfied through no fault of the Company or the Purchaser (and neither party shall be in default as a result of such conditions not being satisfied).  In connection with any tax opinion described in Section 4.12, to the extent requested by Dentons US LLP (or other applicable law firm or accounting firm that will deliver such opinion), the Purchaser shall use commercially reasonable efforts to deliver a tax representation letter containing reasonable and customary representations comparable to those contained in the tax representation letter delivered at Closing pursuant to this Section 4.13 and that are qualified, to the extent customary, to the best of the Purchaser’s knowledge.

ARTICLE V

Conditions to Closing

Section 5.01.     Conditions of Purchaser. The obligations of Purchaser to purchase the Purchased Securities at the Closing are subject to satisfaction or waiver of each of the following conditions precedent:

(a)             Representations and Warranties; Covenants.

(i)              The representations and warranties of the Company (A) contained in Section 3.01(e)(i) of this Agreement shall be true and correct in all respects (other than de minimis inaccuracies), (B) contained in Section 3.01(a), Section 3.01(c), Section 3.01(i), Section 3.01(o), Section 3.01(p), Section 3.01(t) and Section 3.01(u) shall be true and correct in all respects and (C) contained in any other Section of this Agreement and in the Ancillary Agreements shall be true and correct (disregarding all qualifications or limitations set forth in such representations and warranties as to “materiality”, “Material Adverse Effect” and words of similar import), except, in the case of clause (C), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have or reasonably be expected to have, a Material Adverse Effect, in each case, on and as of the date of this Agreement or the date of such Ancillary Agreement, as the case may be, and on and as of the Closing Date with the same effect as though made on and as of such respective dates (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be so true and correct only as of such specific date); and

(ii)            the Company shall have performed and complied with all covenants required hereunder to be performed by it at or prior to the Closing.

(b)            Material Adverse Effect. There shall not have occurred, since the date hereof, any circumstance, development, effect, change, event, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect.

(c)             KeyBank Credit Agreements. The Company shall not have breached, and immediately following the closing of the Transactions shall not be in breach, of any of the provisions of the KeyBank Credit Agreements, including the financial covenants therein.

(d)            Company Certificate. The Company shall have delivered to Purchaser a certificate, dated as of the Closing Date, signed by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Sections 5.01(a), (b) and (c) have been satisfied.

(e)             No Legal Prohibition. There shall be no action, suit, investigation or proceeding pending by or before any Governmental Entity of competent jurisdiction that seeks to restrain, enjoin or prevent the consummation of the Transactions, and there shall not be in effect any order, judgment, decree or injunction of a court or agency of competent jurisdiction or other legal restraint or prohibition which renders illegal, enjoins or prohibits consummation of the Transactions.

(f)             Investor Rights Agreement. The Investor Rights Agreement shall have been executed and delivered by the Company.

(g)            Series B Articles Supplementary. The Series B Articles Supplementary shall have been accepted for record by the State Department of Assessments and Taxation of Maryland, and a certified copy thereof shall have been delivered to Purchaser.

(h)            Jacksonville. All conditions to the closing of the Jacksonville Acquisition on the terms set forth in the Jacksonville Agreement shall have been satisfied, and the parties thereto shall be prepared to, and shall, consummate the Jacksonville Acquisition immediately following the Closing.

(i)              Legal Opinion. The Purchaser shall have received the opinion of Dentons US LLP in the form of Exhibit D, executed by such counsel and delivered to Purchaser.

(j)              Company Certificate. The Purchaser shall have received a certificate of the Secretary or Assistant Secretary or similar officer of the Company dated as of the Closing Date, certifying and attesting that attached thereto is a true and complete copy of the resolutions duly adopted by the Board authorizing the execution, delivery and performance of this Agreement and the Transactions, the filing of the Series B Articles Supplementary with the State Department of Assessments and Taxation of Maryland, the sale and purchase of the Series B Preferred Stock, the matters referred to in Section 3.01(o) and 3.01(v), and that such resolutions have not been modified, rescinded or amended and are in full force and effect as of the Closing Date; and which resolutions shall be in form and substance reasonably satisfactory to Purchaser.

Section 5.02.     Conditions of Sale. The obligation of the Company to sell the Purchased Securities at the Closing is subject to satisfaction or waiver of each of the following conditions precedent:

(a)             Representations and Warranties; Covenants. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made on and as of such dates (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all material respects only as of such specific date), and Purchaser shall have performed and complied with all covenants required hereunder to be performed by them at or prior to the Closing.

(b)            Purchaser’s Certificate. An executive officer of Purchaser shall have delivered to the Company a certificate, dated as of the Closing Date, to the effect that the conditions set forth in Section 5.02(a) have been satisfied.

(c)             No Legal Prohibition. There shall be no action, suit, investigation or proceeding pending by or before any Governmental Entity of competent jurisdiction that seeks to restrain, enjoin or prevent the consummation of the Transactions, and there shall not be in effect any order, judgment, decree or injunction of a court or agency of competent jurisdiction or other legal restraint or prohibition which renders illegal, enjoins or prohibits consummation of the Transactions.

(d)            Investor Rights Agreement. The Investor Rights Agreement shall have been executed and delivered by the Purchaser.

ARTICLE VI

Termination

Section 6.01.     Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a)             by the mutual written consent of the Company and Purchaser;

(b)            by (i) the Purchaser upon written notice to the Company, if the Closing shall not have occurred on or prior to December 31, 2018 (the “Purchaser Termination Date”), or (ii) the Company upon written notice to the Purchaser, if the Closing shall not have occurred on or prior to March 31, 2019 (the “Company Termination Date”); provided, however, that the right to terminate this Agreement under this Section 6.01(b) shall not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its covenants under this Agreement has been a principal cause of or primarily resulted in the events specified in this Section 6.01(b);

(c)             by any party if any action, suit, investigation, proceeding, order, judgment, decree, injunction or other legal restraint or prohibition enjoining or otherwise prohibiting the consummation of the Transactions shall be in effect and shall have become final and nonappealable prior to the Closing Date; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 6.01(c) shall have used the required efforts to cause the conditions to Closing to be satisfied in accordance with Section 4.06;

(d)            by Purchaser if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 5.01(a) and (ii) is incapable of being cured prior to the Purchaser Termination Date, or if capable of being cured, shall not have been cured within thirty (30) calendar days (but in no event later than the Purchaser Termination Date) following receipt by the Company of written notice of such breach or failure to perform from Purchaser stating Purchaser’s intention to terminate this Agreement pursuant to this Section 6.01(d) and the basis for such termination; provided, however, that a Purchaser shall not have the right to terminate this Agreement pursuant to this Section 6.01(d) if Purchaser is then in material breach of any of its representations, warranties, covenants or agreements hereunder which breach would give rise to the failure of a condition set forth in Section 5.02(a); or

(e)             by the Company if a Purchaser shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 5.02(a) and (ii) is incapable of being cured prior to the Company Termination Date, or if capable of being cured, shall not have been cured within thirty (30) calendar days (but in no event later than the Company Termination Date) following receipt by Purchaser of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 6.01(e) and the basis for such termination; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 6.01(e) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder which breach would give rise to the failure of a condition set forth in Section 5.01(a).

Section 6.02.     Effect of Termination.

(a)             In the event of the termination of this Agreement as provided in Section 6.01, written notice thereof shall be given to the other party, specifying the provision hereof pursuant to which such termination is made, and this agreement shall forthwith become null and void (other than this Section 6.02 and Article VII (excluding Section 7.07), all of which shall survive termination of this Agreement), and there shall be no liability on the part of Purchaser or the Company or their respective directors, officers and Affiliates in connection with this Agreement, except that no such termination shall relieve any party from liability for damages to another party resulting from a willful and material breach of this Agreement prior to the date of termination or from fraud; provided, however, that, subject to Section 6.02(b), notwithstanding any other provision set forth in this Agreement, except in the case of fraud, neither the Purchaser nor the Company shall have any liability in excess of the aggregate Purchase Price for the Purchased Securities.

(b)            In the event of the termination of this Agreement as provided in Section 6.01, the Deposit shall be refunded to Purchaser; provided, however, in the event that the Company terminates this Agreement pursuant to Section 6.01(e), and the Company is not in material breach of any of its representations, warranties, covenants or agreements hereunder which breach would give rise to the failure of a condition set forth in Section 5.01(a), the Company shall be entitled to retain the Deposit as liquidated damages (the parties hereto acknowledging that it would be difficult or impossible to ascertain accurately the amount of the Company’s damages), which shall be the Company’s sole and exclusive remedy in the event of any such termination.

Section 6.03.     Survival of Representations and Warranties. All covenants and agreements, other than those which by their terms apply in whole or in part after the Closing Date, shall terminate as of the Closing Date. Except for the representations and warranties contained in clauses (a), (b), (c), (d), (e)(i), (n) and (u) of Section 3.01, which shall survive the Closing without limitation, the warranties and representations made herein or in any certificates delivered in connection with the Closing shall survive the Closing for a period of two years and shall then expire.

ARTICLE VII

Section 7.01.     Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally, by facsimile or sent by overnight courier as follows:

(a)	If to the Purchaser, to: Madison International Realty

410 Park Avenue, 10th Floor

New York, NY 10022

Attention: Ronald M. Dickerman

Fax: (212) 688-8774

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Lee S. Parks, Esq.
Fax: (212) 859-4000

(b)	If to the Company, to: Plymouth Industrial REIT, Inc.

260 Franklin Street, 7th Floor

Boston, MA 02110

Attention: Jeffrey E. Witherell

Fax: (617) 379-2404

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

2121 N. Pearl Street, Suite 900

Dallas, TX 75201

Attention: Kenneth L. Betts

Fax: (214) 453-6400

or to such other address or addresses as shall be designated in writing. All notices shall be effective when received.

Section 7.02.     Entire Agreement; No Third Party Beneficiaries; Amendment. This Agreement, the Investor Rights Agreement and the Series B Articles Supplementary and the documents described herein and therein or attached or delivered pursuant hereto or thereto set forth the entire agreement between the parties hereto with respect to the Transactions, and supersedes all other agreements and understandings, both written and oral, among the parties to this Agreement and their Affiliates, or any combination thereof, with respect to the subject matter hereof and thereof, and, other than as set forth in Section 4.04(d), Section 7.08 and Section 7.14 are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder. Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing between the parties hereto executed in the same manner as this Agreement. No investigation by the Purchaser of the

Company prior to or after the date hereof shall stop or limit the Purchaser from exercising any right hereunder or be deemed to be a waiver of any such right.

Section 7.03.     Counterparts. This Agreement may be executed in one or more counterparts, and delivered by facsimile or other means of electronic transmission, each of which shall be deemed to constitute any original, but all of which together shall constitute one and the same documents.

Section 7.04.     Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York pursuant to Section 5-1401 of the New York General Obligations Law.

Section 7.05.     Public Announcements. The Purchaser and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements (including any stockholder communication) with respect to this Agreement, the Ancillary Agreements or the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system. The Purchaser and the Company agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in a form reasonably agreed between the Purchaser and the Company (the “Announcement”). Notwithstanding the forgoing, this Section 7.05 shall not apply to any press release or other public statement made by the Company or the Purchaser (a) which is consistent with the Announcement and does not contain any information relating to the Transactions that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made in the ordinary course of business and does not relate specifically to the signing of this Agreement, the Ancillary Agreements or the Transactions.

Section 7.06.     Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, at the Closing, the Company shall reimburse or pay the reasonable fees and expenses of the Purchaser (including, without limitation, fees and expenses of counsel and other advisors) incurred in connection with this Agreement and the Ancillary Agreements and the Transactions.

Section 7.07.     Indemnification.

(a)             From and after the Closing, the Company agrees to indemnify and hold harmless Purchaser, each Person who controls Purchaser within the meaning of the Exchange Act, and each of the respective officers, directors, employees, agents and Affiliates of the foregoing in their respective capacities as such (the “Purchaser Indemnitees”), to the fullest extent permitted by applicable Law, from and against any and all actions, suits, claims, proceedings, costs, damages, liabilities, Taxes, judgments, amounts paid in settlement (subject to Section 7.07(d) below) and expenses (including, without limitation, attorneys’ fees and disbursements) (collectively, “Loss”) arising out of or resulting from (i) any inaccuracy in or breach of the representations or warranties made by the Company in this Agreement or any Ancillary Agreement or in any certificate delivered by the Company pursuant to this Agreement or any breach or non-fulfillment of any covenant or agreement made or to be performed by the Company in this Agreement, or (ii) any action or failure to act undertaken by a Purchaser Indemnitee at the written request of or with the written consent of the Company.

(b)            From and after the Closing, Purchaser agrees to indemnify and hold harmless the Company and each of its officers, directors, employees, agents and Affiliates in their respective capacities as such (the “Company Indemnitees”), to the fullest extent permitted by applicable Law, from and against any and all Losses arising out of or resulting from (i) any inaccuracy in or breach of the representations or warranties made by Purchaser in this Agreement or any Ancillary Agreement or in any certificate delivered by Purchaser pursuant to this Agreement or any breach or non-fulfillment of any covenant or agreement made or to be performed by Purchaser in this Agreement, or (ii) any action or failure to act undertaken by a Company Indemnitee at the written request of or with the written consent of Purchaser (other than actions undertaken by the Company pursuant to Section 4.01(a)).

(c)             A party obligated to provide indemnification under this Section 7.07 (an “Indemnifying Party”) shall reimburse the applicable Purchaser Indemnitee or Company Indemnitee (the “Indemnified Parties”) for all reasonable out-of-pocket expenses (including attorneys’ fees and disbursements) as they are incurred in connection with investigating, preparing to defend or defending any such action, suit, claim or proceeding (including any inquiry or investigation) whether or not an Indemnified Party is a party thereto. If an Indemnified Party makes a claim under this Section 7.07(c) for payment or reimbursement of expenses, such expenses shall be paid or reimbursed promptly upon receipt of appropriate documentation relating thereto even if the Indemnifying Party reserves the right to dispute whether this Agreement requires the payment or reimbursement of such expenses.

(d)            An Indemnified Party shall give written notice to the Indemnifying Party of any claim with respect to which it seeks indemnification promptly after the discovery by such party of any matters giving rise to a claim for indemnification; provided, however, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 7.07 unless and to the extent that the Indemnifying Party shall have been materially prejudiced by the failure of such Indemnified Party to so notify such party. In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire, at its own expense, separate counsel and participate in the defense thereof; provided, however, that the Indemnifying Party shall be entitled to assume and conduct the defense, unless (i) the Indemnifying Party determines otherwise, (ii) the Indemnifying Party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Indemnified Party, (iii) the Indemnified Party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Party or (iv) in the reasonable judgment of any Indemnified Party (based upon advice of its counsel) a conflict of interest may exist between the Indemnified Party and the Indemnifying Party with respect to such claims, then, in each case, the Indemnified Party may assume responsibility for conducting the defense and the Indemnifying Party shall be liable for any legal or other expenses reasonably incurred by the Indemnified Party in connection with assuming and conducting the defense. No Indemnifying Party shall be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, the Indemnifying Party shall not unreasonably withhold, delay or condition its consent. The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is an actual or potential party to such action, suit, claim or proceeding) unless such settlement or compromise (x) includes an unconditional release of each Indemnified Party from all liability arising out of such action, suit, claim or proceeding and (y) does not include a statement as to, or an admission of, fault, culpability or failure to act, by or on behalf of the Indemnified Party.

(e)             All reasonable fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend any such action in a manner not inconsistent with this Section 7.07) shall be paid to the Indemnified Party, as incurred, within twenty (20) Business Days of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided, however, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder).

(f)             If written notice of a bona fide claim for indemnification under Section 7.07 has been given in respect of any breach of the representations or warranties made by a party in this Agreement prior to the expiration of the applicable representation or warranty in accordance with Section 6.03, then the obligation to indemnify in respect of such breach shall survive as to such claim, until such claim has been finally resolved (including any appeals). The obligations of the Indemnifying Party under this Section 7.07 shall survive the Transfer, redemption or conversion of the Purchased Securities and the shares of Common Stock issued upon the conversion thereof, or the closing or termination of this Agreement and any Ancillary Agreement, or the Transactions. The agreements contained in this Section 7.07 shall be in addition to any other rights of the Indemnified Party against the Indemnifying Party or others, at common law or otherwise. The Indemnifying Party consents to personal jurisdiction, service and venue in any court in the continental United States in which any claim subject to this Agreement is brought against any Indemnified Party.

Section 7.08.     Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the Company’s successors and assigns and Purchaser’s successors and assigns, and no other Person; provided, however, that, subject to applicable Law, Purchaser may assign its rights, interests and obligations under this Agreement, in whole or in part, to one or more of its Affiliates, but no such assignment shall relieve Purchaser of its obligations hereunder, and in the event of such assignment, the assignee shall agree in writing to be bound by the provisions of this Agreement, including the rights, interests and obligations so assigned. For the avoidance of doubt, none of the covenants or obligations of Purchaser hereunder shall be binding on any other Person, and no such Person shall be entitled to any of Purchaser’s rights hereunder (other than under Section

4.04(d)), solely as a result of the Transfer of any of the Purchased Securities, or shares of Common Stock issued upon conversion of the Purchased Securities, to such Person.

Section 7.09.     Remedies; Waiver. To the extent permitted by applicable Law, all rights and remedies existing under this Agreement or any Ancillary Agreements are cumulative to, and are exclusive of, any rights or remedies otherwise available under applicable Law. Any provision of this Agreement may be waived in writing by the party against whom the waiver is to be effective. No failure on the part of any party to exercise, or delay in exercising, any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

Section 7.10.     Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal or state court located in the Borough of Manhattan in the City of New York, New York in the event any dispute arises out of this Agreement, any of the Ancillary Agreements or the Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement, any of the Ancillary Agreements or the Transactions in any court other than a Federal or state court located in the Borough of Manhattan in the City of New York, New York.

Section 7.11.     WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 7.11.

Section 7.12.     Mutual Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

Section 7.13.     Severability. If any provision of this Agreement is determined to be invalid, illegal, or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect provided that the economic and legal substance of, any of the Transactions is not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purpose hereof. To the extent permitted by Law, the parties hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

Section 7.14.     Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against the entities that are expressly named as parties hereto and their respective successors and assigns. Except as set forth in the immediately preceding sentence, no past, present or future director, officer, employee, incorporator, member, partners, stockholder, Affiliate, agent, attorney, advisor or representative of any party hereto shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

PURCHASER:

MIRELF VI Pilgrim, LLC

By:	/s/Ronald M. Dickerman Name: Ronald M. Dickerman Title: President

COMPANY:

PLYMOUTH INDUSTRIAL REIT, INC.

By:	/s/Pendleton P. White, Jr. Name: Pendleton P.White, Jr. Title: President

Exhibit A

Form of Series B Articles Supplementary

PLYMOUTH INDUSTRIAL REIT, INC.

ARTICLES SUPPLEMENTARY

SERIES B CONVERTIBLE REDEEMABLE PREFERRED STOCK

Plymouth Industrial REIT, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Second Articles of Amendment and Restatement of the Corporation, as amended (the “Charter”), authorizes the issuance of 100,000,000 shares of preferred stock, $0.01 par value per share (the “Preferred Stock”), issuable from time to time in one or more classes or series, and provides that the Corporation’s board of directors (the “Board”) may classify or reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time by, among other things, resolutions duly adopted by the Board setting or changing the preferences, conversion or other rights, voting powers, (including voting rights exclusive to such class or series), restrictions (including, without limitation, restrictions on transferability), limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of such class or series.

SECOND: Under the authority contained in the Charter, the Board at a duly noticed and called telephonic meeting on [__], 2018, by resolution duly adopted, has classified and designated 4,411,764 shares of Preferred Stock of the Corporation as Series B Convertible Redeemable Preferred Stock, with the following preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall be deemed to be part of Article VI of the Charter, with any necessary or appropriate changes to the enumeration of sections or subsections hereof. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Charter.

1.               Designation and Number. A series of Preferred Stock, designated the Series B Convertible Redeemable Preferred Stock (the “Series B Preferred Stock”), is hereby established. The number of authorized shares of Series B Preferred Stock shall initially be 4,411,764. The Corporation shall not, without the approval of holders of a majority of shares of Series B Preferred Stock, issue additional shares of Series B Preferred Stock.

2.               Rank. The Series B Preferred Stock, with respect to priority of payment of dividends and other distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, will rank (a) senior to the common stock of the Corporation, $0.01 par value per share (“Common Stock”), and to any other class or series of capital stock of the Corporation issued on or after the Original Issue Date, unless the terms of such stock expressly provide that it ranks senior to, or on parity with, the Series B Preferred Stock with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (together with the Common Stock, the “Junior Equity Securities”); (b) on a parity basis with the 7.50% Series A Cumulative Redeemable Preferred Stock of the Corporation, par value $0.01 per share, and any other class or series of capital stock of the Corporation, issued on or after the Original Issue Date, the terms of which expressly provide that such capital stock will rank on parity with the Series B Preferred Stock with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (“Parity Equity Securities”); and (c) junior to any class or series of capital stock of the Corporation, the terms of which expressly provide that it ranks senior to the Series B Preferred Stock with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (the “Senior Equity Securities”), and to all existing and future debt obligations of the Corporation. The term “capital stock” does not include convertible or exchangeable debt securities, which debt securities prior or subsequent to conversion or exchange will rank senior to the Series B Preferred Stock with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. The Corporation’s ability to issue Parity Equity Securities and Senior Equity Securities shall be subject to the provisions of Section 11(c).

3.               Definitions. As used herein with respect to Series B Preferred Stock:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, that the Corporation and its subsidiaries shall not be deemed to be Affiliates of the Purchaser or any of its affiliates or any portfolio company in which Purchaser or any of its Affiliates has an investment (whether debt or equity). For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“10.0% Threshold” has the meaning set forth in Section 6(a).

“10.0% Consent” has the meaning set forth in Section 6(a).

“19.99% Threshold” has the meaning set forth in Section 6(a).

“20-Day VWAP” means a dollar amount equal to the VWAP of the Common Stock for the twenty (20) consecutive Trading Days ending on the second Trading Day prior to (i) with respect to conversion of any shares of Series B Preferred Stock pursuant to Section 6(a), the date of the Holder Conversion Notice, (ii) with respect to conversion of shares of Series B Preferred Stock pursuant to Section 6(b) or Section 6(c), the date of the Notice of Optional Redemption, and (iii) with respect to redemption of any shares of Series B Preferred Stock pursuant to Section 8, the date of the Notice of Optional Redemption.

“Board” had the meaning set forth in Article FIRST.

“Business Day” means each day, other than a Saturday or Sunday, which is not a day on which banks in the State of New York are required to close.

“Capital Gains Amount” has the meaning set forth in Section 4(h).

“Cash Settlement” means settlement of a conversion or redemption of a share of Series B Preferred Stock solely for cash.

“Cash Settlement Amount” has the meaning set forth in Section 7(a)(ii)(2).

“Change of Control/Delisting” has the meaning set forth in Section 9(a).

“Change of Control/Delisting Company Notice” has the meaning set forth in Section 9(c).

“Change of Control/Delisting Redemption Notice” has the meaning set forth in Section 9(b)(i).

“Change of Control/Delisting Redemption Date” has the meaning set forth in Section 9(a).

“Change of Control/Delisting Redemption Price” has the meaning set forth in Section 9(a).

“Change of Control Transaction” shall mean any transaction or series of related transactions that, upon consummation thereof, would result in the occurrence of any of clauses (i) through (v) in the definition of Change of Control/Delisting.

“Charter” has the meaning set forth in Article FIRST.

“Closing Price” means, for any date, the closing price per share of Common Stock for such date (or, if not a Trading Day, the nearest preceding date that is a Trading Day) on the NYSE American, or such other primary exchange or quotation system on which the Common Stock are then listed or quoted.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combination Settlement” means settlement of a conversion or redemption of a share of Series B Preferred Stock for a combination of cash and shares of Common Stock, together with cash, if applicable, in lieu of delivering any fractional share of Common Stock in accordance with Section 7(k).

“Company Conversion Right” has the meaning set forth in Section 6(b).

“Common Stock” has the meaning set forth in Section 2.

“Constituent Person” has the meaning set forth in Section 10(a).

“Continuing Director” has the meaning set forth in Section 9(a).

“Conversion Agent” means the Transfer Agent acting in its capacity as conversion agent for the Series B Preferred Stock, and its successors and assigns.

“Conversion Date” means (i) with respect to conversion of any shares of Series B Preferred Stock pursuant to Section 6(a), the date of the Holder Conversion Notice, and (ii) with respect to conversion of any shares of Series B Preferred Stock pursuant to Section 6(b) or Section 6(c), the date of the Notice of Conversion.

“Conversion Right” has the meaning set forth in Section 6(a).

“Current Market Price” means, on any date specified herein, a dollar amount equal to the VWAP of the Common Stock for the twenty (20) consecutive Trading Days ending on such date.

“Default Rate” has the meaning set forth in Section 4(g).

“Dividend Payment Date” has the meaning set forth in Section 4(b).

“Dividend Period” has the meaning set forth in Section 4(b).

“Dividend Rate” shall mean (i) from and after the Original Issue Date and through and including December 31, 2019, 3.25%, (ii) from and after January 1, 2020 and through and including December 31, 2020, 3.50%, (iii) from and after January 1, 2021 and through and including December 31, 2021, 3.75%, (iv) from and after January 1, 2022 and through and including December 31, 2022, 4.00%, (v) from and after January 1, 2023 and through and including December 31, 2023, 6.50%, (vi) from and after January 1, 2024 and through and including December 31, 2024, 12.00%, and (vii) from and after January 1, 2025, 15.00%.

“Dividend Record Date” has the meaning set forth in Section 4(b).

“DTC” means The Depository Trust Company.

“Exchange Act” has the meaning set forth in Section 9(a).

“Exchange Property” has the meaning set forth in Section 10(a).

“Holder” means a Person in whose name the shares of the Series B Preferred Stock are registered, which Person shall be treated by the Corporation, Transfer Agent, Redemption and Paying Agent and Conversion Agent as the absolute owner of the shares of Series B Preferred Stock for the purpose of making payment and settling conversions and for all other purposes; provided that, to the fullest extent permitted by law, no Person that has received shares of Series B Preferred Stock in violation of the Investment Agreement or these Articles Supplementary shall be a Holder, the Transfer Agent, Redemption and Paying Agent and Conversion Agent, as applicable, shall not, unless directed otherwise by the Corporation, recognize any such Person as a Holder and the Person in whose name the shares of the Series B Preferred Stock were registered immediately prior to such transfer shall remain the Holder of such shares.

“Holder Conversion Notice” has the meaning set forth in Section 7(c)(i).

“Indebtedness” means (a) all obligations of the Corporation or any of its subsidiaries for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of the Corporation or any of its subsidiaries evidenced by bonds, debentures, notes or similar instruments, (c) all letters of credit and letters of guaranty in respect of which the Corporation or any of its subsidiaries is an account party, (d) all securitization or similar facilities of the Corporation or any of its subsidiaries and (e) all guarantees by the Corporation or any of its subsidiaries of any of the foregoing.

“Investment Agreement” means that certain Investment Agreement, dated as of [November 20], 2018, by and between Purchaser and the Corporation.

“Issuance Price” means $17.00 per share (subject to proportionate adjustment in the event of a stock split, stock dividend, combination or other proportionate reduction or increase to the Common Stock).

“Junior Equity Securities” has the meaning set forth in Section 2.

“KeyBank Credit Agreement” means that certain Credit Agreement, dated as of August 11, 2017, by and among Plymouth Industrial OP, LP, a Delaware limited partnership, the subsidiary guarantors party thereto, KeyBank National Association, and the other parties thereto, as amended.

“Liquidation Preference” means, with respect to any share of Series B Preferred Stock, the greater of (a) the amount necessary for the Holder of such share to achieve a 12.0% annual internal rate of return on the Issuance Price, taking into account dividends paid (and the dates of such payment) from the Original Issuance Date until (i) the date of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, (ii) the Conversion Date, or (iii) the Redemption Date, as the case may be, and (b) $21.89 (subject to proportionate adjustment in the event of a stock split, stock dividend, combination or other proportionate reduction or increase to the Common Stock), plus accrued and unpaid dividends, whether or not declared, through and including (x) the date of such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, (y) the Conversion Date, or (z) the Redemption Date, as the case may be.

“Market Disruption Event” means the occurrence or existence on any Trading Day for the Common Stock of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant securities exchange or otherwise) in the Common Stock on the relevant securities exchange or in any options contracts or futures contracts relating to the Common Stock on any relevant exchange if, in any such case, such suspension or limitation occurs or exists during the one-hour period before the closing time of the relevant exchange on such day.

“MGCL” means the Maryland General Corporation Law, as amended.

“Notice of Conversion” has the meaning set forth in Section 7(d).

“Notice of Optional Redemption” has the meaning set forth in Section 8(b).

“NYSE American” means the NYSE American LLC.

“Operating Partnership” means Plymouth Industrial OP, LP, a Delaware limited partnership.

“Optional Redemption” has the meaning set forth in Section 8(a).

“Original Issue Date” has the meaning set forth in Section 4(b).

“Parity Equity Securities” has the meaning set forth in Section 2.

“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity.

“Physical Settlement” means settlement of a conversion or redemption of a share of Series B Preferred Stock solely for shares of Common Stock, together with cash, if applicable, in lieu of delivering any fractional share of Common Stock in accordance with Section 7(k).

“Preferred Dividend Default” has the meaning set forth in Section 11(b)(ii).

“Preferred Stock” has the meaning set forth in Article FIRST.

“Purchaser” has the meaning set forth in the Investment Agreement.

“Redemption and Paying Agent” has the meaning set forth in Section 4(g).

“Redemption Date” means with respect to the redemption of shares of Series B Preferred Stock pursuant to Section 8, the date on which the applicable redemption consideration for the shares of Series B Preferred Stock redeemed is paid or delivered.

“Redemption Price” means the greater of (i) the Liquidation Preference per share of Series B Preferred Stock as of the Redemption Date or (ii) the 20-Day VWAP; provided, however, following such time as the number of shares of Series B Preferred Stock that shall have been redeemed is equal to the maximum number of shares of Series B Preferred Stock that can be converted pursuant to Section 6 (whether into cash of shares of Common Stock) such that, if all such shares of Series B Preferred Stock had been converted into Common Stock (disregarding the 10.0% Threshold), the 19.99% Threshold would have been reached (but not exceeded), the Redemption Price shall be equal to the Liquidation Preference.

“REIT” has the meaning set forth in Section 4(f).

“Reorganization Event” has the meaning set forth in Section 10(a).

“Required Cash Settlement Amount” has the meaning set forth in Section 7(i).

“Senior Equity Securities” has the meaning set forth in Section 2.

“Series B Directors” has the meaning set forth in Section 11(b).

“Series B Preferred Stock” has the meaning set forth in Section 1.

“Settlement Amount” has the meaning set forth in Section 7(a).

“Settlement Method” means, with respect to any conversion or redemption, as the case may be, of shares of Series B Preferred Stock, Physical Settlement, Cash Settlement or Combination Settlement, as elected (or deemed to have been elected) by the Corporation.

“Settlement Notice” has the meaning set forth in Section 7(a).

“Stockholder Approval” means all approvals, if any, of the stockholders of the Corporation required for the removal of the 19.99% Threshold as may be required under law or the listing standards of NYSE American (or any successor thereto or any trading market on which the Common Stock is listed), including Rule 713(a) of the NYSE American Company Guide or any successor rule.

“Specified Contract Terms” means the covenants, terms and provisions of any indenture, credit agreement or any other agreement, document or instrument evidencing, governing the rights of the holders of or otherwise relating to any Indebtedness of the Corporation or any of its subsidiaries.

“Total Dividends” has the meaning set forth in Section 4(h).

“Trading Day” shall mean any day on which (a) the securities in question are traded on the NYSE American or, if such securities are not listed or admitted for trading on the NYSE American, on the principal national securities exchange on which such securities are listed or admitted for trading and (b) there is no Market Disruption Event.

“Transfer Agent” means the Person acting as Transfer Agent, Redemption and Paying Agent and Conversion Agent for the Series B Preferred Stock, and its successors and assigns. The Transfer Agent initially shall be Continental Stock Transfer and Trust Company.

“Voting Stock” has the meaning set forth in Section 9(a).

“VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Corporation) page “P <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day. The “VWAP” shall be determined without regard to after-hours trading or any trading outside of the regular trading session hours.

4.               Dividends.

(a)             Right to Dividends. Subject to the preferential rights of the holders of any class or series of capital stock of the Corporation ranking senior to the Series B Preferred Stock with respect to priority of dividend payments, Holders are entitled to receive, when and as authorized and declared by the Board or a duly authorized committee thereof, out of funds legally available for the payment of dividends, preferential cumulative, compounding cash dividends.

(b)            Payment of Dividends. From and including [__], 2018 (the “Original Issue Date”), the Corporation shall pay cumulative cash dividends on each share of Series B Preferred Stock at a rate per annum equal to the Dividend Rate of the Issuance Price. Dividends on the Series B Preferred Stock shall accrue, compound and be cumulative from (and including) the Original Issue Date or the end of the most recent Dividend Period (as defined below) for which dividends on the Series B Preferred Stock have been paid and shall be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year or, if such date is not a Business Day, on the immediately succeeding Business Day, with the same force and effect as if paid on such date (each, a “Dividend Payment Date”). A “Dividend Period” is the respective period commencing on and including January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Original Issue Date and end on December 31, 2018). Any dividend payable on the Series B Preferred Stock for any Dividend Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record of the Series B Preferred Stock as they appear in the stock records of the Corporation at the close of business on the 10th day of the month of the applicable Dividend Payment Date, i.e., January 10, April 10, July 10 and October 10 or, if such date is not a Business Day, on the immediately preceding Business Day (each, a “Dividend Record Date”).

(c)             Additional Dividends. To the extent that, in any calendar year, if (i) (x) the cumulative dividends paid in such year in respect of each share of Common Stock multiplied by (y) the number of shares of Common Stock into which each share of Series B Preferred Stock would have converted if the Conversion Date was December 31 of such year (even if such share were not then convertible into Common Stock), exceeds (ii) the amount necessary for the Holder of a share of Series B Preferred Stock to achieve a 12% annual internal rate of return on the Issuance Price for such year, then the Corporation shall pay to the Holders an additional dividend per share equal to such excess, payable on January 15 of the following calendar year to holders of record of Series B Preferred Stock as of the close of business on January 10 of such year.

(d)            Prohibited by Law. No dividends on shares of Series B Preferred Stock shall be authorized or declared by the Board or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law.

(e)             Accrual of Dividends. Notwithstanding the foregoing Section 4(d), dividends on the Series B Preferred Stock will accrue whether or not the Corporation has earnings, whether there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared by the Board. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series B

Preferred Stock which may be in arrears. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Stock and the shares of any class or series of Parity Equity Securities, all dividends declared upon the Series B Preferred Stock and any class or series of Parity Equity Securities shall be declared pro rata so that the amount of dividends declared per share of Series B Preferred Stock and such class or series of Parity Equity Securities shall in all cases bear to each other the same ratio that accumulated dividends per share on the Series B Preferred Stock and such class or series of Parity Equity Securities (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Parity Equity Securities do not have a cumulative dividend) bear to each other. Any dividend payment made on shares of the Series B Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. Accrued but unpaid dividends on the Series B Preferred Stock will accrue and compound daily at the annual Default Rate as of the Dividend Payment Date on which they first become payable.

(f)             Junior Equity Securities. Except as provided in the immediately preceding paragraph, unless (i) full cumulative dividends on the Series B Preferred Stock have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment for all past Dividend Periods that have ended, (ii) the Corporation’s Debt Service Coverage Ratio (as such term is defined in the KeyBank Credit Agreement) exceeds 1.5x (or has not been equal to or less than 1.5x for more than 90 days), and (iii) the Total Leverage (as such term is defined in the KeyBank Credit Agreement) is less than sixty five percent (65.0%) (or has not been equal to or more than sixty five percent (65.0%) for more than 90 days), no dividends (other than a dividend in shares of Junior Equity Securities or in options, warrants or rights to subscribe for or purchase any such shares of Junior Equity Securities) shall be declared and paid or declared and set apart for payment nor shall any other distribution be declared and made upon the Junior Equity Securities, nor shall any shares of Junior Equity Securities be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except (i) by conversion into or exchange for Junior Equity Securities, or (ii) the purchase of shares of Series B Preferred Stock, Junior Equity Securities or Parity Equity Securities pursuant to the Charter to the extent necessary to preserve the Corporation’s qualification as a real estate investment trust pursuant to Sections 856 through 860 of the Code (a “REIT”)).

(g)            Default Rate. Notwithstanding anything to the contrary set forth above, the applicable dividend rate for each day during a Default Period (as defined below) shall be equal to twelve percent (12.00%) of the Issuance Price (prorated for the number of days in such default period computed on the basis of a 360-day year consisting of twelve 30-day months) (the “Default Rate”); provided, however, from and after January 1, 2024, the Default Rate shall increase to fifteen percent (15.00%) of the Issuance Price, and from and after January 1, 2025, the Default Rate shall increase to eighteen percent (18.00%) of the Issuance Price. Subject to the cure provision set forth in the next sentence, a “Default Period” with respect to the Series B Preferred Stock shall commence on a date the Corporation fails to deposit sufficient funds for the payment of dividends as required in connection with a Dividend Payment Date or date of redemption and shall end on the Business Day on which, by 12:00 noon, New York City time, an amount equal to all accrued and unpaid dividends and any unpaid redemption price has or have been deposited irrevocably in trust in same-day funds with the Corporation’s Transfer Agent, in its capacity as redemption and paying agent (the “Redemption and Paying Agent”). No Default Period shall be deemed to commence if the amount of any dividend or any redemption price due (if such default is not solely due to the Corporation’s willful failure) is deposited irrevocably in trust, in same-day funds with the Redemption and Paying Agent by 12:00 noon, New York City time, on a Business Day that is not later than three Business Days after the applicable Dividend Payment Date or Redemption Date.

(h)            Capital Gain Dividends. If, for any taxable year, the Corporation elects to designate as a “capital gain dividend” (as defined in Section 857 of the Code) any portion (the “Capital Gains Amount”) of the dividends (as determined for U.S. federal income tax purposes) paid or made available for the year to holders of all classes of the Corporation’s capital stock (the “Total Dividends”), then, except as otherwise required by applicable law, that portion of the Capital Gains Amount that shall be allocable to the Holders shall be in proportion to the amount that the total dividends (as determined for U.S. federal income tax purposes) paid or made available to the Holders for the year bears to the Total Dividends. Except as otherwise required by applicable law, the Corporation will make a similar allocation with respect to any undistributed long-term capital gains of the Corporation which are to be included in its stockholders’ long-term capital gains, based on the allocation of the Capital Gains Amount which would have resulted if such undistributed long-term capital gains had been distributed as “capital gains dividends” by the Corporation to its stockholders.

5.               Liquidation Preference.

(a)             Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Holders shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Equity Securities, and subject to the rights of the holders of any Senior Equity Securities or Parity Equity Securities and the rights of the Corporation’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per share of Series B Preferred Stock equal to the greater of (i) the Liquidation Preference and (ii) the amount such holders would have received had such holders, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, converted such shares of Series B Preferred Stock into Common Stock, without regard to the 19.99% Threshold or the 10.0% Threshold, and assuming the Conversion Date was the date of such voluntary or involuntary liquidation, dissolution or winding up.

(b)            Partial Payment. If the assets of the Corporation legally available for distribution to stockholders are insufficient to pay in full the Liquidation Preference on the Series B Preferred Stock and the liquidation preference on the shares of any class or series of Parity Equity Securities, all assets distributed to the Holders and any class or series of Parity Equity Securities shall be distributed pro rata so that the amount of assets distributed per share of Series B Preferred Stock and such class or series of Parity Equity Securities shall in all cases bear to each other the same ratio that the Liquidation Preference per share on the Series B Preferred Stock and the liquidation preference per share of such class or series of Parity Equity Securities bear to each other. Written notice of any distribution in connection with any such liquidation, dissolution or winding up of the affairs of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than thirty (30) nor more than sixty (60) days prior to the payment date stated therein, to each record holder of the Series B Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. After payment of the full amount of the liquidation distributions to which they are entitled, the Holders will have no right or claim to any of the remaining assets of the Corporation.

(c)             Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the consolidation or merger of the Corporation with or into another entity, a merger of another entity with or into the Corporation, a statutory share exchange by the Corporation or a sale, lease, transfer or conveyance of all or substantially all of the Corporation’s property or business shall not be deemed to constitute a liquidation, dissolution or winding up of the affairs of the Corporation. In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the MGCL, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of Holders.

6.               Conversion.

(a)             Conversion at Option of Holders. From and after January 1, 2022, each Holder shall have the right, at such Holder’s option at any time, subject to the conversion procedures set forth in Section 7, to convert each share of such Holder’s Series B Preferred Stock into the Settlement Amount as of the applicable Conversion Date (the “Conversion Right”). The Conversion Right may be exercised as to all or any portion of such Holder’s Series B Preferred Stock; provided, however, that prior to the receipt of Stockholder Approval, Series B Preferred Stock shall not be convertible pursuant to this Section 6 (assuming the Corporation elects Physical Settlement or Combination Settlement) in the aggregate with any prior conversions into more than 19.99% of the Common Stock outstanding on the Original Issue Date (subject to appropriate adjustment in the event of a stock split, stock dividend, distribution, combination or other similar recapitalization) (such limitation, the “19.99% Threshold”); provided, further, however, that the Series B Preferred Stock shall not be convertible pursuant to this Section 6 (assuming the Corporation elects Physical Settlement or Combination Settlement) in the aggregate with any prior conversions into more than 9.9% of the Common Stock outstanding on the Original Issue Date (subject to appropriate adjustment in the event of a stock split, stock dividend, distribution, combination or other similar recapitalization) without the affirmative vote or consent of the Holders of a majority of the shares of Series B Preferred Stock (such limitation, the “10.0% Threshold”, and such consent, the “10.0% Consent”).

(b)            Conversion at Option of the Corporation. From and after January 1, 2022, if the VWAP per share of Common Stock for any twenty (20) consecutive Trading Days is equal to or exceeds $26.35 (subject to proportionate adjustment in the event of a stock split, stock dividend, combination or other proportionate reduction or increase to the Common Stock), the Corporation shall have the right, at the Corporation’s option at any time, subject to the conversion procedures set forth in Section 7, to convert each share of Series B Preferred Stock at the Settlement Amount as of the applicable Conversion Date (the “Company Conversion Right”). The Company Conversion Right may be exercised as to all or any portion of the Series B Preferred Stock; provided, however, that prior to the receipt of Stockholder Approval, conversion of the Series B Preferred Stock into Common Stock shall be subject to the 19.99% Threshold; provided, further, however, that prior to the receipt of the 10.0% Consent, conversion of the Series B Preferred Stock into Common Stock shall be subject to the 10.0% Threshold.

(c)             Conversion in 2024. On December 31, 2024, all issued and outstanding shares of Series B Preferred Stock shall, without further action of the Corporation or the Holders, but subject to the conversion procedures set forth in Section 7, convert at the Settlement Amount as of December 31, 2024; provided, however, that prior to the receipt of Stockholder Approval, conversion of the Series B Preferred Stock into Common Stock shall be subject to the 19.99% Threshold; provided, further, however, that prior to the receipt of the 10.0% Consent, conversion of the Series B Preferred Stock into Common Stock shall be subject to the 10.0% Threshold.

(d)            Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of the Series B Preferred Stock, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series B Preferred Stock then outstanding. Any shares of Common Stock issued upon conversion of Series B Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable.

(e)             Stockholder Approval. A proper officer of the Corporation shall call or cause to be called, upon the written request of Holders holding a majority of the outstanding Series B Preferred Stock, a special meeting of stockholders for the purpose of obtaining the Stockholder Approval within one hundred twenty (120) days following such request and the Corporation shall use its commercially reasonable efforts to obtain the Stockholder Approval; provided that if the Stockholder Approval is not obtained at such meeting, upon the written request of Holders of a majority of the outstanding Series B Preferred Stock, the Corporation shall use its commercially reasonable efforts to obtain the Stockholder Approval at any subsequent annual meeting of the Corporation’s shareholders until the Stockholder Approval is obtained. Notwithstanding the foregoing, any conversions of Series B Preferred Stock into Common Stock above the 10.0% Threshold shall remain subject to the 10.0% Consent.

7.               Settlement Procedures; Conversion Procedures; Effect of Conversion.

(a)             Settlement Procedures. Upon conversion of any shares of Series B Preferred Stock pursuant to Section 6, the Corporation shall pay or deliver, as the case may be, to the converting holder, in respect of the shares of Series B Preferred Stock, a Cash Settlement, a Physical Settlement or a Combination Settlement, at its election, as set forth in this Section 7(a).

(i)              If, in respect of any Conversion Date relating to a conversion of Series B Preferred Stock pursuant to Section 6(a), the Corporation elects to deliver a notice (a “Settlement Notice”) of the relevant Settlement Method in respect of such Conversion Date, the Corporation, through the Conversion Agent, shall deliver such Settlement Notice to converting Holders, no later than the close of business on the second Business Day immediately following the relevant

Conversion Date. Such Settlement Notice shall specify (1) the Settlement Method, (2) the number of shares of Common Stock, if any, and aggregate amount of cash constituting the Settlement Amount, (3) the Liquidation Preference as of the Conversion Date, (4) the 20-Day VWAP, and (5) if the Settlement Method is a Cash Settlement or a Combination Settlement, an undertaking by the Corporation, enforceable following the Conversion Date by the holders of shares of Common Stock into which the Series B Preferred Stock is converted, to comply with the obligations set forth in Section 7(j). If the Corporation does not elect a Settlement Method for a particular Conversion Date prior to the deadline set forth in the immediately preceding sentence, the Corporation shall no longer have the right to elect Physical Settlement or Combination Settlement with respect to such Conversion Date and the Corporation shall be deemed to have elected Cash Settlement in respect of the conversion.

(ii)            The cash, shares of Common Stock or combination of cash and shares of Common Stock in respect of any conversion of shares of Series B Preferred Stock (the “Settlement Amount”) shall be computed as follows:

1)               if the Corporation elects (or is deemed to have elected) to settle the conversion by Physical Settlement, the Corporation shall deliver to the converting Holder in respect of each share of Series B Preferred Stock being converted a number of shares of Common Stock equal to the greater of (i) one (1) share of Common Stock or (ii) the quotient of the Liquidation Preference divided by the 20-Day VWAP;

2)               if the Corporation elects to settle the conversion by Cash Settlement, the Corporation shall pay to the converting Holder in respect of each share of Series B Preferred Stock being converted cash in an amount equal to the greater of (i) the Liquidation Preference or (ii) the 20-Day VWAP, without regard to the 10.0% Threshold or the 19.99% Threshold (such amount, the “Cash Settlement Amount”); provided, however, following such time as the maximum number of shares of Series B Preferred Stock have been converted pursuant to Section 6 (whether into cash of shares of Common Stock) such that, if all such shares of Series B Preferred Stock had been converted into Common Stock (disregarding the 10.0% Threshold), the 19.99% Threshold would have been reached (but not exceeded), the Cash Settlement Amount shall be equal to the Liquidation Preference; and

3)               if the Corporation elects to settle the conversion by Combination Settlement, the Corporation shall pay or deliver, as the case may be, in respect of each share of Series B Preferred Stock being converted, a Settlement Amount equal to, at the election of the Corporation, either (i) cash equal to the Cash Settlement Amount or (ii) a number of shares of Common Stock as set forth in Section 7(a)(ii)(1);

provided, however, that any Physical Settlement or Combination Settlement shall be subject to (i) the 10.0% Threshold until such time as the 10.0% Consent is received and (ii) the 19.99% Threshold until such time as the Stockholder Approval is received.

(b)            Payment of Settlement. The Corporation shall pay or deliver, as the case may be, the Settlement Amount on the third Business Day immediately following the relevant Conversion Date. If any shares of Common Stock are due upon conversion, the Corporation shall issue or cause to be issued, the number of whole shares of Common Stock issuable upon conversion (and deliver payment of cash in lieu of fractional shares as set forth in Section 7(k)) and, to the extent applicable, any cash, securities or other property issuable thereon. Such delivery of shares of Common Stock, securities or other property shall be made, at the option of the Corporation, in certificated form or by book-entry. Any such certificate or certificates shall be delivered by the Corporation to the appropriate Holder on a book-entry basis or by mailing certificates evidencing the shares to the Holders at their respective addresses as set forth on the records of the Corporation or as otherwise instructed in writing by such Holder. If a Holder shall not by written notice designate the name in which shares of Common Stock (and payments of cash in lieu of fractional shares as set forth in Section 7(k)) and, to the extent applicable, cash, securities or other property to be delivered upon conversion of shares of Series B Preferred Stock should be registered or paid, or the manner in which such shares, cash, securities or other property should be delivered, the Corporation shall be entitled to register and deliver such shares, securities or other property, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation.

(c)             Procedure for Conversion by the Holders. In order for a Holder to convert such shares pursuant to Section 6(a), the Holder thereof shall:

(i)              Deliver a properly completed and duly executed written notice of election to convert (the “Holder Conversion Notice”), and deliver such notice to the Conversion Agent at the office of the Conversion Agent and state in writing therein the number of shares of Series B Preferred Stock to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any shares of Common Stock to be delivered upon settlement of the Conversion Right to be registered;

(ii)            deliver to the Conversion Agent the certificate or certificates (if any) representing the shares of Series B Preferred Stock to be converted;

(iii)          if required, furnish appropriate endorsements and transfer documents; and

(iv)          if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Corporation pursuant to Section 13.

(d)            Procedure for Conversion by the Corporation. If the Corporation elects to effect a conversion pursuant to Section 6(b) or Section 6(c), the Corporation shall provide notice thereof to each Holder (such notice, a “Notice of Conversion”). The Notice of Conversion shall be mailed by the Corporation, postage prepaid, not fewer than five (5) Business Days nor more than ten (10) Business Days, prior to the Conversion Date, addressed to the respective holders of record of the Series B Preferred Stock to be converted at their respective addresses as they appear on the transfer records maintained by the Corporation’s Transfer Agent. In addition to any information required by law, each such notice shall include: (i) the number of shares of Series B Preferred Stock held by such Holder to be converted; (ii) the Conversion Date; (iii) the Liquidation Preference as of the Conversion Date; (iv) the Settlement Method; (v) the 20-Day VWAP; (vi) the number of shares of Common Stock, if any, and aggregate amount of cash constituting the Settlement Amount; (vii) the procedures of DTC for book-entry transfer of shares of Series B Preferred Stock to enable the Holder to receive the Settlement Amount; (viii) that receipt of the Settlement Amount will be made upon book-entry transfer of such Series B

Preferred Stock in compliance with DTC’s procedures; and (ix) if the Settlement Method is a Cash Settlement or a Combination Settlement, an undertaking by the Corporation, enforceable following the Conversion Date by the holders of shares of Common Stock into which the Series B Preferred Stock is converted, to comply with the obligations set forth in Section 7(j).

(e)             Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Series B Preferred Stock, dividends shall no longer accrue or be declared on any such shares of Series B Preferred Stock, and such shares of Series B Preferred Stock shall cease to be outstanding, and all accrued and unpaid dividends shall be deemed satisfied and paid.

(f)             Record Holder of Underlying Securities as of Conversion Date. The Person or Persons in whose name the shares of Common Stock (and, to the extent applicable, cash, securities or other property issuable upon conversion of Series B Preferred Stock) shall be issued upon conversion shall be treated as a stockholder of record as of the close of business on the relevant Conversion Date.

(g)            Status of Converted Shares. Shares of Series B Preferred Stock converted in accordance with this Articles Supplementary, shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board pursuant to the provisions of the Charter.

(h)            Partial Conversion. In case any certificate for shares of Series B Preferred Stock shall be surrendered for partial conversion, the Corporation shall execute and deliver to the Holder of the certificate so surrendered a new certificate for the shares of Series B Preferred Stock not converted.

(i)              Settlement for Common Stock in Excess of 19.99%. Notwithstanding Section 7(a), if a Physical Settlement or Combination Settlement would result in the 10.0% Threshold, if applicable, or the 19.99% Threshold being exceeded, then, subject to the next sentence, the Corporation must elect either (i) a Cash Settlement or (ii) a Combination Settlement that consists of (x) a number of shares of Common Stock that does not result in the 10.0% Threshold or the 19.99% Threshold, as the case may be, being exceeded and (y) cash equal to the Cash Settlement Amount for each share of Series B Preferred Stock not being converted to Common Stock. However, if, as of the applicable Conversion Date, the Corporation (A) shall not have sufficient funds legally available under the MGCL to pay the amount of cash required pursuant to the previous sentence (such amount, the “Required Cash Settlement Amount”) or (B) the Corporation would be in violation of Specified Contract Terms if it pays the Required Cash Settlement Amount (or any portion thereof) in cash, then the Corporation shall, (1) settle for Common Stock, pro rata among the Holders, the maximum number of shares of Series B Preferred Stock that does not result in the 10.0% Threshold or the 19.99% Threshold, as the case may be, being exceeded, (2) settle for an amount of cash, pro rata among the Holders, a number of shares of Series B Preferred Stock, equal to the lesser of (I) the amount legally available for the settlement of shares of Series B Preferred Stock under the MGCL and (II) the largest amount that can be used for such settlement not prohibited by Specified Contract Terms and (3) settle for cash any shares of Series B Preferred Stock not settled because of the foregoing limitations as soon as practicable after the Corporation is able to make such settlement out of assets legally available therefor and without violation of Specified Contract Terms. The inability of the Corporation (or its successor) to make a settlement payment in cash for any reason shall not relieve the Corporation (or its successor) from its obligation to effect any required settlement when, as and if permitted by applicable law and Specified Contract Terms. If the Corporation defers the settlement of shares of Series B Preferred Stock in accordance with this Section 7(i), such unsettled shares shall continue to be deemed issued and outstanding and entitled to all of the rights and preferences set forth herein, and dividends on such shares not settled shall continue to accrue and compound annually at the Dividend Rate, from the such date until such shares are settled.

(j)              Look-Back. In the event the Corporation effects a Conversion pursuant to Section 6 in which all or a portion of the Settlement Amount is settled in cash, and within 90 days after the Conversion Date, the Corporation enters into a definitive binding written agreement with respect to a Change of Control Transaction on terms such that the amount that a Holder would have received in such Change of Control Transaction had such Holder, immediately prior to the consummation of such Change of Control Transaction (and assuming the Conversion Date was the date such Change of Control Transaction was consummated) converted all such shares of Series B Preferred Stock into Common Stock (disregarding the 10% Threshold and the 19.99% Threshold), is in excess of the Liquidation Preference used to calculate the Settlement Amount, the Corporation (or its successor) shall, immediately upon the consummation of the Change of Control Transaction contemplated by such definitive binding written agreement, pay to the former Holder an amount per share of Series B Preferred Stock in cash which shall equal such difference for each share of Series B Preferred Stock that was settled in cash (rather than Common Stock).

(k)            Fractional Shares. The Corporation shall not issue any fractional share of Common Stock upon conversion of shares of Series B Preferred Stock into Common Stock and shall instead pay cash in lieu of delivering any fractional share of Common Stock issuable upon such conversion or redemption, as the case may be, based on the VWAP for the relevant Conversion Date.

8.               Redemption at the Option of the Corporation.

(a)             Optional Redemption; Redemption Price. (i) At any time following December 31, 2022, the Corporation may elect to redeem up to fifty percent (50.0%) of the outstanding shares of Series B Preferred Stock, and (ii) at any time following December 31, 2023, the Corporation may elect to redeem up to one hundred percent (100.0%) of the outstanding shares of Series B Preferred Stock (each, an “Optional Redemption”), for an amount in cash per share of Series B Preferred Stock equal to the Redemption Price per share of Series B Preferred Stock.

(b)            Exercise of Optional Redemption. If the Corporation elects to effect an Optional Redemption, the Corporation shall provide notice of Optional Redemption to each Holder (such notice, a “Notice of Optional Redemption”). The Notice of Optional Redemption shall be mailed by the Corporation, postage prepaid, not fewer than five (5) Business Days nor more than ten (10) Business Days, days prior to the Redemption Date, addressed to the respective holders of record of the Series B Preferred Stock to be redeemed at their respective addresses as they appear on the transfer records maintained by the Corporation’s Transfer Agent. In addition to any information required by law or by the applicable rules of any exchange upon which the Series B Preferred Stock may be listed or admitted to trading, each such notice shall include: (i) the Redemption Date; (ii) the Redemption Price; (iii) the number of shares of Series B Preferred Stock to be redeemed; (iv) the procedures of DTC for book-entry transfer of shares of Series B Preferred Stock for payment of the Redemption Price; (v) that payment of the Redemption Price will be made upon book-entry transfer of such Series B Preferred Stock in compliance with DTC’s procedures; and (vi) an undertaking by the Corporation, enforceable following the Redemption Date by the Holders, to comply with the obligations set forth in Section 8(f) hereof.

(c)             Effect of Redemption. Effective immediately prior to the close of business on the Redemption Date for any shares of Series B Preferred Stock redeemed pursuant to this Section 8, dividends shall no longer accrue or be declared on any such shares of Series B Preferred Stock, and such shares of Series B Preferred Stock shall cease to be outstanding.

(d)            Status of Redeemed Shares. Shares of Series B Preferred Stock redeemed in accordance with this Section 8, shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board pursuant to the provisions of the Charter.

(e)             Payment. The Corporation shall pay the aggregate Redemption Price on the third Business Day immediately following the relevant Redemption Date to each Holder by wire transfer of immediately available funds.

(f)             Look-Back. In the event the Corporation elects to effect an Optional Redemption, and within 90 days after the Redemption Date, the Corporation enters into a definitive binding written agreement with respect to a Change of Control Transaction on terms such that the amount that a Holder would have received in such Change of Control Transaction had such Holders, immediately prior to the consummation of such Change of Control Transaction (and assuming the Conversion Date was the date such Change of Control Transaction was consummated) converted all such shares of Series B Preferred Stock into Common Stock (disregarding the 10% Threshold and the 19.99% Threshold), is in excess of the Redemption Price paid per share pursuant to this Section 8, the Corporation (or its successor) shall, immediately upon the consummation of the Change of Control Transaction contemplated by such definitive binding written agreement, pay to the former Holders an amount per share of Series B Preferred Stock in cash which shall equal such difference.

9.               Redemption at Option of Holders Upon a Change of Control/Delisting.

(a)             If a Change of Control/Delisting (as defined below) occurs at any time the Series B Preferred Stock is outstanding, then each Holder shall have the right, at such Holder’s option, to require the Corporation to redeem for cash, out of funds legally available therefor, any or all of such Holder’s shares of Series B Preferred Stock, on a date specified by the Corporation that can be no earlier than 30 days and no later than 60 days following the date of delivery of the Change of Control/Delisting Company Notice (as defined below) (the “Change of Control/Delisting Redemption Date”), at a redemption price equal to the greater of (i) the Liquidation Preference, to and including the Change of Control/Delisting Redemption Date and

(ii) the amount that a Holder would have received had such Holders, immediately before the occurrence of a Change of Control Transaction, converted such shares of Series B Preferred Stock into Common Stock, disregarding the 19.99% Threshold and the 10.0% Threshold, and assuming the Conversion Date was the date any of the events set forth in clauses (i) through (v) of the definition of Change of Control/Delisting occurred (such price, the “Change of Control/Delisting Redemption Price”); provided, however, that a Holder shall not have any right of redemption with respect to any shares of Series B Preferred Stock being called for redemption pursuant to Section 8 to the extent the Corporation has delivered notice of its intent to redeem thereunder on or prior to the date of delivery of the Holder’s Change of Control/Delisting Company Notice.

A “Change of Control/Delisting” is when, after the Original Issue Date, any of the following has occurred and is continuing:

(i)              a “person” or group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Corporation, its subsidiaries and its and their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of common equity of the Corporation representing more than fifty percent (50%) of the total voting power of all capital stock entitled to vote generally in elections of directors (“Voting Stock”) of the Corporation; provided that, notwithstanding the foregoing, such a transaction shall not be deemed to be a Change of Control/Delisting if (A) the Corporation becomes a direct or indirect wholly-owned subsidiary of a holding company and (B) more than fifty percent (50%) of the direct or indirect holders of the Voting Stock of such holding company immediately following such transaction are the same as the holders of the Voting Stock of the Corporation immediately prior to such transaction;

(ii)            the consummation of any share exchange, consolidation or merger of the Corporation or any other transaction or series of transactions pursuant to which the Common Stock will be converted into cash, securities or other property, other than any such transaction in which the shares of Common Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, more than fifty percent (50%) of the Common Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction;

(iii)          any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, to any person other than one of the Corporation’s subsidiaries;

(iv)          the Corporation’s stockholders approve any plan or proposal for the liquidation or dissolution of the Corporation;

(v)            the Continuing Directors (as defined below) cease to constitute at least a majority of the Board; or

(vi)          the Common Stock ceases to be listed or quoted on a national securities exchange in the United States.

The term “Continuing Director” means a director who either was a member of the Board on the Original Issue Date or who becomes a member of the Board subsequent to that date and whose appointment, election or nomination for election by the Corporation’s stockholders was duly approved by a majority of the directors on the Board at the time of such approval, either by a specific vote or by approval of the proxy statement issued by the Corporation on behalf of the Board in which such individual is named as a nominee for director.

(b)            Redemption of Series B Preferred Stock shall be made at the option of the Holder thereof, upon:

(i)              delivery by such Holder to the Redemption and Paying Agent of a duly completed notice (the “Change of Control/Delisting Redemption Notice”) in compliance with the procedures of DTC for tendering interests in global certificates, prior to the close of business on the Business Day immediately preceding the Change of Control/Delisting Redemption Date; and

(ii)            book-entry transfer of the Series B Preferred Stock in compliance with the procedures of DTC, such transfer being a condition to receipt by the Holder of the Change of Control/Delisting Redemption Price therefor.

Notwithstanding anything herein to the contrary, any Holder delivering to the Redemption and Paying Agent a Change of Control/Delisting Redemption Notice shall have the right to withdraw, in whole or in part, such Change of Control/Delisting Redemption Notice at any time prior to the close of business on the Business Day immediately preceding the Change of Control/Delisting Redemption Date by delivery of a written notice of withdrawal to the Redemption and Paying Agent in accordance with Section 9(d) below. The Redemption and Paying Agent shall promptly notify the Corporation of the Redemption and Paying Agent’s receipt of any Change of Control/Delisting Redemption Notice or written notice of withdrawal thereof.

(c)             On or before the 20th calendar day after the occurrence of a Change of Control/Delisting, the Corporation shall provide to all holders of record of the Series B Preferred Stock and the Redemption and Paying Agent a notice (the “Change of Control/Delisting Company Notice”) of the occurrence of such Change of Control/Delisting and of the redemption right at the option of the Holders arising as a result thereof. Such notice shall be sent in accordance with the procedures of DTC for providing notices. Prior to the opening of business on the first Business Day following the date on which the Corporation provides such Change of Control/Delisting Company Notice, the Corporation shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post a notice on the “Investor Relations” page of the Corporation’s corporate website. Each Change of Control/Delisting Company Notice shall specify: (i) the events constituting a Change of Control/Delisting; (ii) the date of the Change of Control/Delisting; (iii) the last date on which a Holder may exercise the redemption right pursuant to the Change of Control/Delisting; (iv) the Change of Control/Delisting Redemption Price; (v) the Change of Control/Delisting Redemption Date; (vi) the name and address of the Redemption and Paying Agent; and (vii) the procedures that Holders must follow to require the

Corporation to redeem their Series B Preferred Stock. The failure of the Corporation to give the foregoing notices or any defect contained therein shall not limit the redemption rights of the Holders or affect the validity of the proceedings for the redemption of the Series B Preferred Stock.

(d)            Upon receipt by the Redemption and Paying Agent of the Change of Control/Delisting Redemption Notice, the Holder in respect of which such Change of Control/Delisting Redemption Notice was given shall (unless such Change of Control/Delisting Redemption Notice is withdrawn) thereafter be entitled to receive solely the Change of Control/Delisting Redemption Price in cash with respect to such shares of Series B Preferred Stock. Such Change of Control/Delisting Redemption Price shall be paid to such Holder, subject to receipt of funds by the Redemption and Paying Agent, on the later of (i) the Change of Control/Delisting Redemption Date with respect to such shares of Series B Preferred Stock and (ii) the time of book-entry transfer of such shares of Series B Preferred Stock to the Redemption and Paying Agent by the Holder thereof. A Change of Control/Delisting Redemption Notice may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the Redemption and Paying Agent in accordance with the Change of Control/Delisting Company Notice at any time prior to the close of business on the Business Day immediately preceding the Change of Control/Delisting Redemption Date, specifying the number of shares of Series B Preferred Stock with respect to which such notice of withdrawal is being submitted; provided, however, the notice must comply with appropriate procedures of DTC. Prior to 11:00 a.m. (local time in the City of New York) on the Change of Control/Delisting Redemption Date, the Corporation shall deposit with the Redemption and Paying Agent in trust sufficient funds (in immediately available funds if deposited on such Business Day) to pay the Change of Control/Delisting Redemption Price of all the shares of Series B Preferred Stock that are to be redeemed as of the Change of Control/Delisting Redemption Date. If the Redemption and Paying Agent holds funds sufficient to pay the Change of Control/Delisting Redemption Price of the Series B Preferred Stock for which a Change of Control/Delisting Redemption Notice has been tendered and not withdrawn on the Change of Control/Delisting Redemption Date, then as of such Change of Control/Delisting Redemption Date, (x) such shares of Series B Preferred Stock shall cease to be outstanding and dividends shall cease to accrue thereon (whether or not book-entry transfer of such shares of Series B Preferred Stock is made) and (y) all other rights of the Holders in respect thereof shall terminate (other than the right to receive the Change of Control/Delisting Redemption Price, in cash, upon book-entry transfer of such shares of Series B Preferred Stock). To the extent that the aggregate amount of cash deposited by the Corporation to satisfy the Change of Control/Delisting Redemption Price exceeds the aggregate Change of Control/Delisting Redemption Price of the shares of Series B Preferred Stock that the Corporation is obligated to redeem as of the Change of Control/Delisting Redemption Date, then, following the Change of Control/Delisting Redemption Date, the Redemption and Paying Agent must promptly return any such excess to the Corporation.

(e)             The Corporation shall not be required to make a redemption in connection with a Change of Control/Delisting if a third party makes such an offer in a manner, at the times and otherwise in compliance with the requirements for an offer made by the Corporation and the third party purchases all shares of Series B Preferred Stock properly tendered and not withdrawn under its offer. In connection with any offer to redeem Series B Preferred Stock in connection with a Change of Control/Delisting, the Corporation shall, in each case if required, (i) comply with Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable, (ii) file a Schedule TO or any other required schedule under the Exchange Act and (iii) otherwise comply with all federal and state securities laws.

10.            Adjustment for Reorganization Events.

(a)             Reorganization Events. In the event of:

(i)              any reclassification, statutory exchange, merger, consolidation, conversion, division or other similar business combination of the Corporation with or into another Person, in each case, pursuant to which at least a majority of the Common Stock (but not the Series B Preferred Stock) is changed or converted into, or exchanged for, cash, securities or other property of the Corporation or another Person;

(ii)            any sale, transfer, lease or conveyance to another Person of all or a majority of the property and assets of the Corporation, in each case pursuant to which the Common Stock (but not the Series B Preferred Stock) is converted into cash, securities or other property; or

(iii)          any statutory exchange of securities of the Corporation with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Common Stock (but not the Series B Preferred Stock) into other securities; (each of which is referred to as a “Reorganization Event”), then each share of Series B Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of the Holders and subject to Section 10(d), remain outstanding but shall become convertible into, out of funds legally available therefor, the number, kind and amount of securities, cash and other property (the “Exchange Property”) (without any interest on such Exchange Property and without any right to dividends or distribution on such Exchange Property which have a record date that is prior to the effective date of such Reorganization Event) that the Holder of such share of Series B Preferred Stock would have received in such Reorganization Event had such Holder converted its shares of Series B Preferred Stock into the applicable number of shares of Common Stock immediately prior to the effective date of the Reorganization Event (disregarding the 10.0% Threshold and the 19.99% Threshold); provided that the foregoing shall not apply if such Holder is a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, to the extent such Reorganization Event provides for different treatment of Common Stock held by such Persons. If the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by a Person (other than a Constituent Person or an Affiliate thereof), then for the purpose of this Section 10(a), the kind and amount of securities, cash and other property receivable upon conversion following such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock.

(b)            Successive Reorganization Events. The above provisions of this Section 10 shall similarly apply to successive Reorganization Events.

(c)             Reorganization Event Notice. The Corporation (or any successor) shall, no less than thirty (30) days prior to the anticipated effective date of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 10.

(d)            Reorganization Event Agreements. The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series B Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 10, and (ii) to the extent that the Corporation is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series B Preferred Stock into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.

(e)             Change of Control. For sake of clarity, if a Reorganization Event constitutes a Change of Control Transaction, then Section 9 shall take precedence over this Section 10.

11.            Voting Rights.

(a)             Holders of shares of the Series B Preferred Stock shall not have any voting rights, except as set forth in this Section 11.

(b)            Series B Directors.

(i)              To the extent that any shares of Series B Preferred Stock remain outstanding after December 31, 2024, at the written request of the holders of at least 20% of the outstanding shares of Series B Preferred Stock, the number of directors then constituting the Board shall be increased by two and the Holders of a majority of the then outstanding shares of Series B Preferred Stock shall have the exclusive right, voting separately as a class, to elect two additional directors to serve on the Board (the “Series B Directors”), subject to the terms of the Investor Rights Agreement.

(ii)            In addition to the rights to appoint Series B Directors set forth in Section 11(b)(i) hereof, whenever dividends on any shares of Series B Preferred Stock shall be in arrears for six or more quarterly periods, whether or not consecutive (a “Preferred Dividend Default”), at the written request of the holders of at least 20% of the outstanding shares of Series B Preferred Stock, the number of directors then constituting the Board shall be increased by two and the holders of shares of Series B Preferred Stock shall be entitled to vote for the election of two Series B Directors, until all unpaid dividends on such Series B Preferred Stock for the past Dividend Periods that have ended shall have been fully paid or declared and a sum sufficient for the payment thereof is set apart for payment. If and when all accrued dividends on such Series B Preferred Stock for the past Dividend Periods that have ended shall have been fully paid or declared and a sum sufficient for the payment thereof is set apart for payment, the right of the holders of Series B Preferred Stock to elect such additional two directors shall immediately cease (subject to revesting in the event of each and every subsequent Preferred Dividend Default), and the term of office of each Series B Director so elected shall terminate and the number of Directors shall be reduced accordingly.

(iii)          The election of the Series B Directors may take place at any general or special meeting of stockholders or a separate class meeting of holders of Series B Preferred Stock, or by means of a written consent of the Holders in lieu of a meeting thereof. The Series B Directors shall be elected by a plurality of the votes cast in the election and each Preferred Director shall serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies or until such Series B Director’s right to hold the office terminates, whichever occurs earlier, subject to such Series B Director’s earlier death, disqualification, resignation or removal. The election shall take place at (i) a special meeting called upon the written request of holders of record of at least 20% of the outstanding shares of Series B Preferred Stock, and (ii) each subsequent annual meeting of stockholders, or special meeting held in place thereof, until such time as no shares of Series B Preferred Stock remain issued and outstanding.

(iv)          So long as any Series B Director serves on the Board, such Series B Director shall be offered the opportunity to become a member of each committee of the Board, unless such Series B Director, in his or her sole discretion, declines to serve on such committee; provided, however, in all such cases that such Series B Director shall be entitled to be a member of such committee of the Board only if he or she meets any independence or other requirements under applicable law and the rules and regulations of the NYSE American (or other securities exchange on which the Corporation’s securities may then be traded) for service on such committee.

(v)            Following December 31, 2024, so long as any Series B Director serves on the Board, the affirmative vote or consent of at least one Series B Director, in a duly noticed meeting of the Board, shall be required to sell, license or lease to any Person, in a single transaction or series of related transactions, any property or assets of the Corporation or its subsidiaries (including the Operating Partnership).

(vi)          At such time as no shares of Series B Preferred Stock remain issued and outstanding, the right of the Holders (in their capacity as such) to elect Series B Directors shall immediately cease, and the term of office of each Series B Director so elected shall terminate and the number of Directors shall be reduced accordingly. Any Series B Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series B Preferred Stock. So long as a Preferred Dividend Default shall continue, or any shares of Series B Preferred Stock remain outstanding after December 31, 2024, any vacancy in the office of a Series B Director may be filled by a vote of the holders of record of a majority of the outstanding shares of Series B Preferred Stock. Each of the Series B Directors shall be entitled to one vote on any matter.

(c)             Approval Rights. So long as any shares of Series B Preferred Stock remain outstanding, in addition to any other vote or consent of stockholders required by the Charter, the affirmative vote or consent of the Holders of a majority of the outstanding shares of Series B Preferred Stock shall be required to:

(i)              authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of Senior Equity Securities or Parity Equity Securities or reclassify any authorized shares of capital stock of the Corporation into Senior Equity Securities or Parity Equity Securities, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase Senior Equity Securities or Parity Equity Securities;

(ii)            authorize, create or issue any class of partnership interests in Plymouth Industrial OP, LP, a Delaware limited partnership (the “Operating Partnership”) that have rights senior to the partnership interests thereof in existence on [_], 2018;

(iii)          amend, alter, repeal or otherwise change (including by merger, consolidation, division, transfer or conveyance of all or substantially all of its assets or otherwise) the Charter, Bylaws or this Articles Supplementary, or any similar organizational documents of any subsidiary of the Corporation, if such amendment, alteration, repeal or change would adversely affect the rights, preferences, privileges or powers of the Series B Preferred Stock;

(iv)          approve any dividends other than cash dividends declared and paid in the ordinary course of business consistent with past practice, required to be paid pursuant to the Charter, or required to be paid by the Corporation to maintain REIT status;

(v)            affect any voluntary deregistration under the Exchange Act or any voluntary delisting with the NYSE American in respect of the Common Stock;

(vi)          incur any Indebtedness of the Corporation, (or permit any subsidiary, including the Operating Partnership, to incur any Indebtedness) if such Indebtedness would result in (x) the Total Leverage (as such term is defined in the KeyBank Credit Agreement) to equal or exceed sixty five percent (65.0%), or (y) the Debt Service Coverage Ratio for any Test Period (as such terms are defined in the KeyBank Credit Agreement) to be 1.5x or less;

(vii)        notwithstanding anything in MGCL Section 2-202(c) to the contrary, adopt, approve or agree to adopt a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan that is applicable to the Purchaser unless the Corporation has excluded the Holders and their Affiliates from the definition of “acquiring person” (or such similar term) as such term is defined in such anti-takeover agreement;

(viii)      commence any voluntary bankruptcy or insolvency proceedings of the Corporation or any of its subsidiaries, including the Operating Partnership;

(ix)          following December 31, 2024, enter into an agreement or arrangement, whether by the Corporation or any of its subsidiaries (including the Operating Partnership), the consummation of which would be a Change of Control Transaction;

(x)            following December 31, 2024, enter into an agreement or arrangement to, or make, whether by the Corporation or any of its subsidiaries (including the Operating Partnership), any acquisition (including by merger or consolidation) of the capital stock or any other equity interest of a material portion of the assets of any other Person or any real property asset or assets; or

(xi)          take any action that has the effect of subverting the restrictions set forth in this Section 11(c)

(d)            Approval Rights Following December 31, 2024. To the extent that any shares of Series B Preferred Stock remain outstanding after December 31, 2024, Holders thereof shall be entitled to vote as a single class with the holders of the Common Stock and the holders of any other class or series of capital stock of the Corporation then entitled to vote with the Common Stock on all matters submitted to a vote of the holders of Common Stock (and, if applicable, holders of any other class or series of capital stock of the Corporation). Each Holder shall be entitled to the number of votes equal to the largest number of whole shares of Common Stock into which all shares of Series B Preferred Stock held of record by such Holder could then be converted pursuant to these Articles Supplementary at the record date for the determination of stockholders entitled to vote or consent on such matters or, if no such record date is established, at the date such vote or consent is taken or any written consent of stockholders is first executed (disregarding the 10.0% Threshold); provided, however, that with respect to any vote taken pursuant to this Section 11(d) prior to prior to the receipt of Stockholder Approval, if the aggregate voting power of the Holders would exceed 19.99% of the total voting power (without regard to this proviso) of the Common Stock outstanding at Original Issue Date, then with respect to such shares, the Series B Holders shall be entitled to cast a number of votes equal to 19.99% of such total voting power. The Holders shall be entitled to notice of any meeting of holders of Common Stock in accordance with the Bylaws of the Corporation.

12.            Term. The Series B Preferred Stock has no stated maturity date and shall not be subject to any sinking fund and, except as set forth above, is not subject to mandatory redemption. The Corporation shall not be required to set aside funds to redeem the Series B Preferred Stock.

13.            Transfer Tax. The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on the conversion of shares of Series B Preferred Stock; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any registration or transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the registered Holder converted or to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

14.            Maintenance of REIT Status. Until the first day of the first calendar year in which no Series B Preferred Stock remains issued and outstanding, the Corporation shall continue to be taxed as a REIT under the Code.

15.            Transfer Agent, Conversion Agent and Redemption and Paying Agent. The duly appointed Transfer Agent, Conversion Agent and Redemption and Paying Agent for the Series B Preferred Stock shall be Continental Stock Transfer and Trust Company. The Corporation may, in its sole discretion, appoint any other Person to serve as Transfer Agent, Conversion Agent or Redemption and Paying Agent for the Series B Preferred Stock and thereafter may remove or replace such other Person at any time. Upon any such appointment or removal, the Corporation shall send notice thereof by first class mail, postage prepaid, to the Holders.

16.            Facts Ascertainable. When the terms of this Articles Supplementary refer to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Corporation shall maintain a copy of such agreement or document at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any Holder who makes a request therefor. The Secretary of the Corporation shall also maintain a written record of the Original Issue Date, the number of shares of Series B Preferred Stock issued to a holder thereof and the date of each such issuance, and shall furnish such written record free of charge to any Holder who makes a request therefor.

17.            Severability. If any term of the Series B Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

THIRD: The shares of Series B Preferred Stock have been classified and designated by the Board under the authority contained in the Charter.

FOURTH: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FIFTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its [Chief Executive Officer] and attested to by its [Secretary] on this [___] day of [___], 2018.

ATTEST:	Plymouth Industrial REIT, Inc.
By:	By:

Exhibit B

Form of Investor Rights Agreement

INVESTOR RIGHTS AGREEMENT

by and between

Plymouth Industrial REIT, Inc.,

and

MIRELF VI Pilgrim, LLC

Dated as of [●], 2018

TABLE OF CONTENTS

INVESTOR RIGHTS AGREEMENT

This INVESTOR RIGHTS AGREEMENT (this “Agreement”) is entered into as of [●], 2018, by and between PLYMOUTH INDUSTRIAL REIT, INC., a Maryland corporation (the “Company”), and MIRELF VI Pilgrim, LLC, a Delaware limited liability corporation (the “Purchaser”). Capitalized terms used but not defined elsewhere herein are defined in Exhibit A. The Purchaser and any other party that may become a party hereto pursuant to Section 4.1 are referred to collectively as the “Investors” and individually each as an “Investor”.

WHEREAS, the Company and the Purchaser are parties to the Investment Agreement, dated as of [November 20], 2018 (as amended from time to time, the “Investment Agreement”), pursuant to which the Company is selling to the Purchaser, and the Purchaser is purchasing from the Company, an aggregate of 4,411,764 shares of Series B Preferred Stock, which is convertible into shares of Common Stock;

WHEREAS, as a condition to the obligations of the Company and the Purchaser under the Investment Agreement, the Company and the Purchaser are entering into this Agreement for the purpose of granting certain registration and other rights to the Investors.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I.

RESALE SHELF REGISTRATION

Section 1.1          Resale Shelf Registration Statement. Subject to the other applicable provisions of this Agreement, the Company shall use its commercially reasonable efforts to prepare and file, on or prior to the date that is sixty (60) days prior to the third anniversary of the date hereof, a registration statement covering the sale or distribution from time to time by the Holders, on a delayed or continuous basis pursuant to Rule 415 of the Securities Act, of all of the Registrable Securities on Form S-3 (except if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, then such registration shall be on another appropriate form and shall provide for the registration of such Registrable Securities for resale by the Holders in accordance with any reasonable method of distribution elected by the Purchaser) (the “Resale Shelf Registration Statement”) and shall use its commercially reasonable efforts to cause such Resale Shelf Registration Statement to be declared effective by the SEC as promptly as is reasonably practicable after the filing thereof (it being agreed that the Resale Shelf Registration Statement shall be an automatic shelf registration statement that shall become effective upon filing with the SEC pursuant to Rule 462(e) if Rule 462(e) is available to the Company).

Section 1.2          Effectiveness Period. Once declared effective, the Company shall, subject to the other applicable provisions of this Agreement, use its commercially reasonable efforts to cause the Resale Shelf Registration Statement to be continuously effective and usable until such time as there are no longer any Registrable Securities (the “Effectiveness Period”).

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Section 1.3 Subsequent Shelf Registration Statement. If any Shelf Registration Statement ceases to be effective under the Securities Act for any reason at any time during the Effectiveness Period, the Company shall use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf Registration Statement to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration Statement), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration Statement or file an additional registration statement (a “Subsequent Shelf Registration Statement”) for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by the Holders thereof of all securities that are Registrable Securities as of the time of such filing. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (a) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement that shall become effective upon filing with the SEC pursuant to Rule 462(e) if Rule 462(e) is available to the Company) and (b) keep such Subsequent Shelf Registration Statement continuously effective and usable until the end of the Effectiveness Period. Any such Subsequent Shelf Registration Statement shall be a registration statement on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form and shall provide for the registration of such Registrable Securities for resale by the Holders in accordance with any reasonable method of distribution elected by the Purchaser.

Section 1.4          Supplements and Amendments. The Company shall supplement and amend any Shelf Registration Statement if required by the Securities Act or the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration Statement.

Section 1.5          Subsequent Holder Notice. If a Person entitled to the benefits of this Agreement becomes a Holder of Registrable Securities after a Shelf Registration Statement becomes effective under the Securities Act, the Company shall, as promptly as is reasonably practicable following delivery of written notice to the Company of such Person becoming a Holder and requesting for its name to be included as a selling securityholder in the prospectus related to the Shelf Registration Statement (a “Subsequent Holder Notice”):

(a)             if required and permitted by applicable law, file with the SEC a supplement to the related prospectus or a post-effective amendment to the Shelf Registration Statement so that such Holder is named as a selling securityholder in the Shelf Registration Statement and the related prospectus in such a manner as to permit such Holder to deliver a prospectus to purchasers of the Registrable Securities in accordance with applicable law; provided, however, that the Company shall not be required to file more than one post-effective amendment or a supplement to the related prospectus for such purpose in any 30-day period;

(b)            if, pursuant to Section 1.5(a), the Company shall have filed a post-effective amendment to the Shelf Registration Statement that is not automatically effective, use

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its commercially reasonable efforts to cause such post-effective amendment to become effective under the Securities Act as promptly as is reasonably practicable; and

(c)             notify such Holder as promptly as is reasonably practicable after the effectiveness under the Securities Act of any post-effective amendment filed pursuant to Section 1.5(a).

Section 1.6          Underwritten Offering.

(a)             The Purchaser may, at any time after the Resale Shelf Registration Statement becomes effective, deliver a written notice to the Company (the “Underwritten Offering Notice”) specifying that the sale of some or all of the Registrable Securities subject to the Shelf Registration Statement, is intended to be conducted through an underwritten offering (the “Underwritten Offering”); provided, however, that the Holders of Registrable Securities may not, without the Company’s prior written consent, (i) launch an Underwritten Offering the anticipated gross proceeds of which shall be less than $5,000,000 (unless the Holders are proposing to sell all of their remaining Registrable Securities), (ii) launch more than three Underwritten Offerings at the request of the Holders within any three-hundred sixty-five (365) day-period, (iii) launch an Underwritten Offering within the period commencing fourteen (14) days prior to and ending two (2) days following the Company’s scheduled earnings release date for any fiscal quarter or year, (iv) include in any Underwritten Offering any Registrable Securities that were issued upon any conversion of Series B Preferred Stock until 90 days following such conversion, (v) include in any Underwritten Offering more than 50.0% of the Registrable Securities that were issued upon any conversion of Series B Preferred Stock until 180 days following such conversion.

(b)            In the event of an Underwritten Offering, the Company shall select the managing underwriter(s) to administer the Underwritten Offering, which managing underwriter(s) shall be a nationally recognized underwriter and shall be subject to the Investor’s consent, not to be unreasonably withheld; provided that the Investors may designate a co-managing underwriter to participate in the Underwritten Offering, subject to the consent of the Company, which is not to be unreasonably withheld. The Company, the Purchaser and the Holders of Registrable Securities participating in an Underwritten Offering will enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such offering.

(c)             The Company will not include in any Underwritten Offering pursuant to this Section 1.6 any securities that are not Registrable Securities without the prior written consent of the Purchaser. If the managing underwriter or underwriters advise the Company and the Purchaser in writing that in its or their good faith opinion the number of Registrable Securities (and, if permitted hereunder, other securities requested to be included in such offering) exceeds the number of securities which can be sold in such offering in light of market conditions or is such so as to adversely affect the success of such offering, the Company will include in such offering only such number of securities that can be sold without adversely affecting the marketability of the offering, which securities will be so included in the following order of priority: (i) first, the Registrable Securities of the Holders that have requested to participate in such Underwritten Offering, allocated pro rata among such Holders on the basis of the

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percentage of the Registrable Securities requested to be included in such offering by such Holders, and (ii) second, any other securities of the Company that have been requested to be so included.

(d)            Notwithstanding anything else herein, if the Purchaser wishes to engage in an underwritten block trade or similar transaction or other transaction with a 2-day or less marketing period (collectively, “Underwritten Block Trade”) off of a Shelf Registration Statement, then notwithstanding the foregoing time periods, the Purchaser only needs to notify the Company of the Underwritten Block Trade on the day such offering is to commence, and the Company shall as expeditiously as possible use its reasonable best efforts to facilitate such Shelf Offering (as defined below) (which may close as early as three (3) Business Days after the date it commences); provided, however, that the Purchaser shall use commercially reasonable efforts to work with the Company and the underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Underwritten Block Trade.  In the event the Purchaser requests such an Underwritten Block Trade, notwithstanding anything to the contrary herein, any holder of securities who does not constitute a Holder shall have no right to notice of or to participate in such Underwritten Block Trade.

Section 1.7          Take-Down Notice. Subject to the other applicable provisions of this Agreement, at any time that any Shelf Registration Statement is effective, if the Purchaser delivers a notice to the Company (a “Take-Down Notice”) stating that it intends to effect a sale or distribution of all or part of its Registrable Securities included by it on any Shelf Registration Statement (a “Shelf Offering”) and stating the number of the Registrable Securities to be included in such Shelf Offering, then the Company shall, subject to the other applicable provisions of this Agreement, amend or supplement the Shelf Registration Statement as may be necessary in order to enable such Registrable Securities to be sold and distributed pursuant to the Shelf Offering.

Section 1.8          Piggyback Registration.

(a)             If the Company proposes to file a registration statement under the Securities Act with respect to an offering of Common Stock or securities convertible into, or exchangeable or exercisable for, Common Stock, whether or not for sale for its own account (other than a registration statement (i) on Form S-4, Form S-8 or any successor forms thereto or (ii) filed to effectuate an exchange offer or any employee benefit or dividend reinvestment plan), then the Company shall give prompt written notice of such filing, which notice shall be given, to the extent reasonably practicable, no later than five (5) Business Days prior to the filing date (the “Piggyback Notice”) to the Purchaser on behalf of the Holders of Registrable Securities. The Piggyback Notice shall offer such Holders the opportunity to include (or cause to be included) in such registration statement the number of shares of Registrable Securities as each such Holder may request (each, a “Piggyback Registration Statement”). Subject to Section 1.8(b), the Company shall include in each Piggyback Registration Statement all Registrable Securities with respect to which the Company has received written requests for inclusion therein (each, a “Piggyback Request”) within five (5) Business Days after the date of the Piggyback Notice but in any event not later than one (1) Business Day prior to the filing date of a Piggyback Registration Statement. The Company shall not be required to maintain the effectiveness of a

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Piggyback Registration Statement beyond the earlier of (x) 180 days after the effective date thereof and (y) consummation of the distribution by the Holders of the Registrable Securities included in such registration statement.

(b)            If any of the securities to be registered pursuant to the registration giving rise to the rights under this Section 1.8 are to be sold in an underwritten offering, the Company shall use commercially reasonable efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit Holders of Registrable Securities who have timely submitted a Piggyback Request in connection with such offering to include in such offering all Registrable Securities included in each Holder’s Piggyback Request on the same terms and subject to the same conditions as any other shares of capital stock, if any, of the Company included in the offering. Notwithstanding the foregoing, if the managing underwriter or underwriters of such underwritten offering advise the Company that in its or their good faith opinion the number of securities exceeds the number of securities which can be sold in such offering in light of market conditions or is such so as to adversely affect the success of such offering, the Company will include in such offering only such number of securities that can be sold without adversely affecting the marketability of the offering, which securities will be so included in the following order of priority: (i) first, the number of securities requested to be included therein by the holder(s) originally requesting such registration, in any, (ii) second, the securities proposed to be sold by the Company for its own account; (iii) third, the Registrable Securities of the Holders that have requested to participate in such underwritten offering, allocated pro rata among such Holders on the basis of the percentage of the Registrable Securities requested to be included in such offering by such Holders; and (iv) fourth, any other securities of the Company that have been requested to be included in such offering, but in no event shall the amount of securities of the selling Holders included in the offering be reduced below fifty percent (50%) of the total amount of securities included in such offering by selling shareholders; provided that Holders may, prior to the earlier of the (a) effectiveness of the registration statement and (b) the time at which the offering price or underwriter’s discount is determined with the managing underwriter or underwriters, withdraw their request to be included in such registration pursuant to this Section 1.8.

ARTICLE II.

ADDITIONAL PROVISIONS REGARDING REGISTRATION RIGHTS

Section 2.1          Registration Procedures. Subject to the other applicable provisions of this Agreement, in the case of each registration of Registrable Securities effected by the Company pursuant to Article I, the Company will:

(a)             prepare and promptly file with the SEC a registration statement with respect to such securities and use commercially reasonable efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby, in accordance with the applicable provisions of this Agreement;

(b)            prepare and file with the SEC such amendments (including post-effective amendments) and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to keep such registration

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statement effective for the period specified in paragraph (a) above and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement in accordance with the Purchaser’s intended method of distribution set forth in such registration statement for such period;

(c)             furnish to the Purchaser, the Purchaser’s legal counsel, the underwriters and the underwriters’ legal counsel, if any, copies of the registration statement and the prospectus included therein (including each preliminary prospectus) and any amendment or supplement thereto proposed to be filed and provide such legal counsel a reasonable opportunity to review and comment on such registration statement;

(d)            if requested by the managing underwriter or underwriters, if any, or the Purchaser, promptly include in any prospectus supplement or post-effective amendment such information as the managing underwriter or underwriters, if any, or the Purchaser may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or post-effective amendment as soon as reasonably practicable after the Company has received such request; provided, however, that the Company shall not be required to take any actions under this Section 2.1(d) that are not, in the opinion of counsel for the Company, in compliance with applicable law;

(e)             in the event that the Registrable Securities are being offered in an Underwritten Offering, furnish to the Purchaser and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus and final prospectus as the Purchaser or such underwriters may reasonably request in order to facilitate the public offering or other disposition of such securities;

(f)             as promptly as reasonably practicable notify the Purchaser at any time when a prospectus relating thereto is required to be delivered under the Securities Act or of the Company’s discovery of the occurrence of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, and, subject to Section 2.2, at as promptly as is reasonably practicable, prepare and file with the SEC a supplement or post-effective amendment to such registration statement or the related prospectus or any document incorporated therein by reference or file any other required document, and furnish to the Purchaser a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing;

(g)            use commercially reasonable efforts to register and qualify (or exempt from such registration or qualification) the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions within the United States as shall be reasonably requested in writing by the Purchaser; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (i) qualify to do business in any jurisdictions where it would not otherwise be required to qualify but for this

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subsection or (ii) take any action that would subject it to general service of process in any such jurisdictions;

(h)            in the event that the Registrable Securities are being offered in a public offering, enter into an underwriting agreement, a placement agreement or equivalent agreement, in each case in accordance with the applicable provisions of this Agreement and take all such other actions reasonably requested by the Holders or the Registrable Securities being sold in connection therewith (including those reasonably requested by the managing underwriters, if any) to expedite or facilitate the disposition of such Registrable Securities;

(i)              in connection with an Underwritten Offering, the Company shall cause its officers to use their commercially reasonable efforts to support the marketing of the Registrable Securities covered by such offering (including participation in “road shows” or other similar marketing efforts);

(j)              use commercially reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion dated such date of the legal counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, (ii) a “negative assurances letter”, dated such date of the legal counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and (iii) a “comfort” letter dated such date from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters;

(k)            in the event that the Registrable Securities covered by such registration statement are shares of Common Stock, use commercially reasonable efforts to list the Registrable Securities covered by such registration statement with any securities exchange on which the Common Stock is then listed;

(l)              provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(m)           in connection with a customary due diligence review, make available for inspection by the Purchaser, any underwriter participating in any such disposition of Registrable Securities, if any, and any counsel or accountants retained by the Purchaser or underwriter (collectively, the “Offering Persons”), at the offices where normally kept, during reasonable business hours, all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries, and cause the officers, directors and employees of the Company and its subsidiaries to supply all information and participate in customary due diligence sessions in each case reasonably requested by any such representative, underwriter, counsel or accountant in connection with such Registration Statement; provided, however, that any information that is not generally publicly available at the time of delivery of such information shall be kept confidential by such Offering Persons unless (i) disclosure of such information is required by court or administrative order or in connection with an audit or

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examination by, or a blanket document request from, a regulatory or self-regulatory authority, bank examiner or auditor, (ii) disclosure of such information, in the reasonable judgment of the Offering Persons, which shall include counsel, is required by law or applicable legal process (including in connection with the offer and sale of securities pursuant to the rules and regulations of the SEC), (iii) such information is or becomes generally available to the public other than as a result of a non-permitted disclosure or failure to safeguard by such Offering Persons in violation of this Agreement or (iv) such information (A) was known to such Offering Persons (prior to its disclosure by the Company) from a source other than the Company when such source, to the knowledge of the Offering Persons, was not bound by any contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information, (B) becomes available to the Offering Persons from a source other than the Company when such source, to the knowledge of the Offering Persons, is not bound by any contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information or (C) was developed independently by the Offering Persons or their respective representatives without the use of, or reliance on, information provided by the Company. In the case of a proposed disclosure pursuant to (i) or (ii) above, such Person shall be required to give the Company written notice of the proposed disclosure prior to such disclosure (except in the case of (ii) above when a proposed disclosure was or is to be made in connection with a registration statement or prospectus under this Agreement and except in the case of clause (i) above when a proposed disclosure is in connection with a routine audit or examination by, or a blanket document request from, a regulatory or self-regulatory authority, bank examiner or auditor);

(n)            cooperate with the Purchaser and each underwriter or agent participating in the disposition of Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA, including the use of commercially reasonable efforts to obtain FINRA’s pre-clearance or pre-approval of the registration statement and applicable prospectus upon filing with the SEC; and

(o)            as promptly as is reasonably practicable notify the Purchaser (i) when the prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to such registration statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC or other federal or state governmental authority for amendments or supplements to such registration statement or related prospectus or to amend or to supplement such prospectus or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for such purpose, (iv) if at any time the Company has reason to believe that the representations and warranties of the Company contained in any agreement contemplated by Section 2.1(f) above relating to any applicable offering cease to be true and correct or (v) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose.

The Purchaser agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.1(f), 2.1(o)(ii) or 2.1(o)(iii), the Purchaser shall discontinue, and shall cause each Holder to discontinue, disposition of any Registrable Securities covered by such registration statement or the related prospectus until receipt of the copies of the supplemented or amended prospectus, which supplement or amendment shall, subject to the

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other applicable provisions of this Agreement, be prepared and furnished as soon as reasonably practicable, or until the Purchaser is advised in writing by the Company that the use of the applicable prospectus may be resumed, and have received copies of any amended or supplemented prospectus or any additional or supplemental filings which are incorporated, or deemed to be incorporated, by reference in such prospectus (such period during which disposition is discontinued being an “Interruption Period”) and, if requested by the Company, the Holders shall use commercially reasonable efforts to return to the Company all copies then in their possession of the prospectus covering such Registrable Securities at the time of receipt of such request. As soon as practicable after the Company has determined that the use of the applicable prospectus may be resumed, the Company will notify the Purchaser thereof. In the event the Company invokes an Interruption Period hereunder and in the reasonable discretion of the Company the need for the Company to continue the Interruption Period ceases for any reason, the Company shall, as soon as reasonably practicable, provide written notice to the Purchaser that such Interruption Period is no longer applicable.

Section 2.2          Suspension. (a) The Company shall be entitled, on one (1) occasion in any one-hundred eighty (180) day period, for a period of time not to exceed seventy-five (75) days in the aggregate in any twelve (12) month period, to (x) defer any registration of Registrable Securities and shall have the right not to file and not to cause the effectiveness of any registration covering any Registrable Securities, (y) suspend the use of any prospectus and registration statement covering any Registrable Securities and (z) require the Holders of Registrable Securities to suspend any offerings or sales of Registrable Securities pursuant to a registration statement, if the Company delivers to the Purchaser a certificate signed by an executive officer certifying that such registration and offering would (i) require the Company to make an Adverse Disclosure or (ii) materially interfere with any bona fide material financing, acquisition, disposition or other similar transaction involving the Company or any of its subsidiaries then under consideration. Such certificate shall contain a statement of the reasons for such suspension and an approximation of the anticipated length of such suspension. The Purchaser shall keep the information contained in such certificate confidential subject to the same terms set forth in Section 2.1(m). If the Company defers any registration of Registrable Securities in response to a Underwritten Offering Notice or requires the Purchaser or the Holders to suspend any Underwritten Offering, the Purchaser shall be entitled to withdraw such Underwritten Offering Notice and if they do so, such request shall not be treated for any purpose as the delivery of an Underwritten Offering Notice pursuant to Section 1.6.

Section 2.3          Expenses of Registration. All Registration Expenses incurred in connection with any registration pursuant to Article I shall be borne by the Company. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the Holders of the Registrable Securities included in such registration.

Section 2.4          Information by Holders. The Holder or Holders of Registrable Securities included in any registration shall, and the Purchaser shall cause such Holder or Holders to, furnish to the Company such information regarding such Holder or Holders and their Affiliates, the Registrable Securities held by them and the distribution proposed by such Holder or Holders and their Affiliates as the Company or its representatives may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement. It is understood and agreed that the obligations of the Company under Article I are

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conditioned on the timely provisions of the foregoing information by such Holder or Holders and, without limitation of the foregoing, will be conditioned on compliance by such Holder or Holders with the following:

(a)             such Holder or Holders will, and will cause their respective Affiliates to, cooperate with the Company in connection with the preparation of the applicable registration statement and prospectus and, for so long as the Company is obligated to keep such registration statement effective, such Holder or Holders will and will cause their respective Affiliates to, provide to the Company, in writing and in a timely manner, for use in such registration statement (and expressly identified in writing as such), all information regarding themselves and their respective Affiliates and such other information as may be required by applicable law to enable the Company to prepare or amend such registration statement, any related prospectus and any other documents related to such offering covering the applicable Registrable Securities owned by such Holder or Holders and to maintain the currency and effectiveness thereof;

(b)            during such time as such Holder or Holders and their respective Affiliates may be engaged in a distribution of the Registrable Securities, such Holder or Holders will, and they will cause their Affiliates to, comply with all laws applicable to such distribution, including Regulation M promulgated under the Exchange Act, and, to the extent required by such laws, will, and will cause their Affiliates to, among other things (i) not engage in any stabilization activity in connection with the securities of the Company in contravention of such laws; (ii) distribute the Registrable Securities acquired by them solely in the manner described in the applicable registration statement and (iii) if required by applicable law, cause to be furnished to each agent or broker-dealer to or through whom such Registrable Securities may be offered, or to the offeree if an offer is made directly by such Holder or Holders or their respective Affiliates, such copies of the applicable prospectus (as amended and supplemented to such date) and documents incorporated by reference therein as may be required by such agent, broker-dealer or offeree;

(c)             such Holder or Holders shall, and they shall cause their respective Affiliates to, (i) permit the Company and its representatives to examine such documents and records and will supply in a timely manner any information as they may be reasonably requested to provide in connection with the offering or other distribution of Registrable Securities by such Holder or Holders and (ii) execute, deliver and perform under any agreements and instruments reasonably requested by the Company or its representatives to effectuate such registered offering, including opinions of counsel and questionnaires; and

(d)            on receipt of any notice from the Company of the occurrence of any of the events specified in Section 2.1(f) or clauses (ii) or (iii) of Section 2.1(o), or that otherwise requires the suspension by such Holder or Holders and their respective Affiliates of the offering, sale or distribution of any of the Registrable Securities owned by such Holder or Holders, such Holders shall, and they shall cause their respective Affiliates to, cease offering, selling or distributing the Registrable Securities owned by such Holder or Holders until the offering, sale and distribution of the Registrable Securities owned by such Holder or Holders may recommence in accordance with the terms hereof and applicable law.

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Section 2.5 Rule 144 Reporting. With a view to making available the benefits of Rule 144 to the Holders, the Company agrees that, for so long as a Holder owns Registrable Securities, the Company will use its commercially reasonable efforts to:

(a)             make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the date of this Agreement; and

(b)            so long as a Holder owns any Restricted Securities, furnish to the Holder upon written request a written statement by the Company as to its compliance with the reporting requirements of the Exchange Act.

Section 2.6          Holdback Agreement. If during the Effectiveness Period, the Company shall file a registration statement (other than in connection with the registration of securities issuable pursuant to an employee stock option, stock purchase or similar plan or pursuant to a merger, exchange offer or a transaction of the type specified in Rule 145(a) under the Securities Act) with respect to an underwritten public offering of Common Stock or securities convertible into, or exchangeable or exercisable for, such securities or otherwise informs the Purchaser that it intends to conduct such an offering utilizing an effective registration statement or pursuant to an underwritten Rule 144A and/or Regulation S offering and provides the Purchaser and each Holder the opportunity to participate in such offering in accordance with and to the extent required by Section 1.8, the Purchaser and each Holder shall, if requested by the managing underwriter or underwriters, enter into a customary “lock-up” agreement relating to the sale, offering or distribution of Registrable Securities, in the form reasonably requested by the managing underwriter or underwriters, covering the period commencing on the date of the prospectus pursuant to which such offering may be made and continuing until 90 days from the date of such prospectus or such shorter period as may be agreed upon by such managing underwriter or underwriters.

ARTICLE III.

INDEMNIFICATION

Section 3.1          Indemnification by Company. To the extent permitted by applicable law, the Company will, with respect to any Registrable Securities covered by a registration statement or prospectus, or as to which registration, qualification or compliance under applicable “blue sky” laws has been effected pursuant to this Agreement, indemnify and hold harmless each Holder, each Holder’s current and former officers, directors, partners, members, managers, shareholders, accountants, attorneys, agents and employees, and each Person controlling such Holder within the meaning of Section 15 of the Securities Act and such Person’s current and former officers, directors, partners, members, managers, shareholders, accountants, attorneys, agents and employees, and each underwriter thereof, if any, and each Person who controls any such underwriter within the meaning of Section 15 of the Securities Act (collectively, the “Company Indemnified Parties”), from and against any and all expenses, claims, losses, damages, costs (including costs of preparation and reasonable attorney’s fees and any legal or other fees or expenses actually incurred by such party in connection with any investigation or proceeding), judgments, fines, penalties, charges, amounts paid in settlement and other liabilities, joint or several, (or actions in respect thereof) (collectively, “Losses”) to the extent arising out of

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or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, preliminary prospectus, offering circular, “issuer free writing prospectus” (as such term is defined in Rule 433 under the Securities Act) or other document, in each case related to such registration statement, or any amendment or supplement thereto, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rules or regulations thereunder applicable to the Company and (without limiting the preceding portions of this Section 3.1), the Company will reimburse each of the Company Indemnified Parties for any reasonable and documented out-of-pocket legal expenses and any other reasonable and documented out-of-pocket expenses actually incurred in connection with investigating, defending or, subject to the last sentence of this Section 3.1, settling any such Losses or action, as such expenses are incurred; provided that the Company’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable to a Holder in any such case for any such Losses or action to the extent that it arises out of or is based upon a violation or alleged violation of any state or federal law (including any claim arising out of or based on any untrue statement or alleged untrue statement or omission or alleged omission in the registration statement or prospectus) which occurs in reliance upon and in conformity with written information regarding such Holder furnished to the Company by such Holder or its authorized representatives expressly for use in connection with such registration by or on behalf of any Holder.

Section 3.2          Indemnification by Holders. To the extent permitted by applicable law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which registration or qualification or compliance under applicable “blue sky” laws is being effected, indemnify, severally and not jointly with any other Holders of Registrable Securities, the Company, each of its representatives, each Person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act (collectively, the “Holder Indemnified Parties”), against all Losses (or actions in respect thereof) to the extent arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, preliminary prospectus, offering circular, “issuer free writing prospectus” or other document, in each case related to such registration statement, or any amendment or supplement thereto, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and will reimburse each of the Holder Indemnified Parties for any reasonable and documented out-of-pocket legal expenses and any other reasonable and documented out-of-pocket expenses actually incurred in connection with investigating, defending or, subject to the last sentence of this Section 3.2, settling any such Losses or action, as such expenses are incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, “issuer free writing prospectus” or other document in reliance upon and in conformity with written information regarding such Holder furnished to the Company by such Holder or its authorized representatives and stated to be specifically for use therein; provided, however, that in no event shall any indemnity under this Section 3.2 payable by the Purchaser and any Holder exceed an

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amount equal to the net proceeds received by such Holder in respect of the Registrable Securities sold pursuant to the registration statement. The indemnity agreement contained in this Section 3.2 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the prior written consent of the applicable Holder (which consent shall not be unreasonably withheld or delayed).

Section 3.3          Notification. If any Person shall be entitled to indemnification under this Article III (each, an “Indemnified Party”), such Indemnified Party shall give prompt notice to the party required to provide indemnification (each, an “Indemnifying Party”) of any claim or of the commencement of any proceeding as to which indemnity is sought. The Indemnifying Party shall have the right, exercisable by giving written notice to the Indemnified Party as promptly as reasonably practicable after the receipt of written notice from such Indemnified Party of such claim or proceeding, to assume, at the Indemnifying Party’s expense, the defense of any such claim or litigation, with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to such Indemnified Party of its election to assume the defense thereof, the Indemnifying Party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such Indemnified Party hereunder for any legal expenses and other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, however, that an Indemnified Party shall have the right to employ separate counsel in any such claim or litigation, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless the Indemnifying Party shall have failed within a reasonable period of time to assume such defense and the Indemnified Party is or would reasonably be expected to be materially prejudiced by such delay. The failure of any Indemnified Party to give notice as provided herein shall relieve an Indemnifying Party of its obligations under this Article III only to the extent that the failure to give such notice is materially prejudicial or harmful to such Indemnifying Party’s ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the prior written consent of each Indemnified Party (which consent shall not be unreasonably withheld or delayed), consent to entry of any judgment or enter into any settlement which (A) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation and (B) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person. The indemnity agreements contained in this Article III shall not apply to amounts paid in settlement of any claim, loss, damage, liability or action if such settlement is effected without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The indemnification set forth in this Article III shall be in addition to any other indemnification rights or agreements that an Indemnified Party may have. An Indemnifying Party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such Indemnifying Party with respect to such claim, unless in the reasonable judgment of any Indemnified Party a conflict of interest may exist between such Indemnified Party and any other Indemnified Parties with respect to such claim.

Section 3.4          Contribution. If the indemnification provided for in this Article III is held by a court of competent jurisdiction to be unavailable to an Indemnified Party, other than pursuant to its terms, with respect to any Losses or action referred to therein, then, subject to the

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limitations contained in this Article III, the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses or action in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other, in connection with the actions, statements or omissions that resulted in such Losses or action, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made (or omitted) by, or relates to information supplied by such Indemnifying Party, on the one hand, or such Indemnified Party, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 3.4 was determined solely upon pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding sentence of this Section 3.4. Notwithstanding the foregoing, the amount the Purchaser or any Holder will be obligated to contribute pursuant to this Section 3.4 will be limited to an amount equal to the net proceeds received by such Purchaser or Holder in respect of the Registrable Securities sold pursuant to the registration statement which gives rise to such obligation to contribute. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE IV.

TRANSFER AND TERMINATION OF REGISTRATION RIGHTS

Section 4.1          Transfer of Registration Rights. Any rights granted to a Holder under this Agreement may be transferred or assigned to any Investor in connection with a transfer of Series B Preferred Stock to such Person in a transfer permitted by Section 4.08 of the Investment Agreement; provided, however, that (i) prior written notice of such assignment of rights is given to the Company and (ii) such Investor agrees in writing to be bound by, and subject to, this Agreement as a “Holder” pursuant to a written instrument in form and substance reasonably acceptable to the Company.

Section 4.2          Termination of Registration Rights. The rights of any particular Holder hereunder shall terminate with respect to such Holder upon the date upon which such Holder no longer holds any Registrable Securities.

ARTICLE V.

OTHER COVENANTS

Section 5.1          Maintenance of REIT Status. Until the first day of the first calendar year in which no Series B Preferred Stock remains issued and outstanding, the Company shall continue to be taxed as a REIT under the Code, and thereafter the Company shall use best efforts to continue to qualify as a REIT under the Code unless the Company’s board of directors (the

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“Board”) determines that it is no longer in the best interests of the Company and its stockholders to be so qualified.

Section 5.2          Election of Directors.

(a)             Upon request of the Holders of a majority of the Registrable Securities, the Company agrees to appoint to the Board the Purchaser Nominees (as defined below) that such Holders are entitled to nominate pursuant to Section 5.2(b), effective within two (2) Business Days of such nomination, by taking all necessary action to increase the size of the Board unless there otherwise is a vacancy in the Board and in either event filling the vacancy thereby created with such individual or individuals. The Company agrees that, the Holders of a majority of the Registrable Securities shall have the right to nominate at each meeting or action by written consent at which individuals will be elected members of the Board such nominees of such Holders.

(b)            If, (i) at any time following the closing of the purchase and sale of the Series B Preferred Stock under the Investment Agreement (the “Closing”) the shares of Common Stock issued upon the conversion of any shares of Series B Preferred Stock held by Holders exceed twenty percent (20%) of the issued and outstanding shares of Common Stock (on a fully diluted basis), Holders of a majority of the Registrable Securities shall be entitled to nominate to the Board one person who is a managing director, officer, employee or advisor of Purchaser, Madison International Realty, LLC, or any of their Affiliates (an “Affiliated Nominee”) and one person who is not an employee of Purchaser or Madison International Realty, LLC (an “Independent Nominee”, and together with the Affiliated Nominee, the “Purchaser Nominees”), or (ii) at any time following the Closing, the shares of Common Stock issued upon the conversion of any shares of Series B Preferred Stock held by Holders exceed ten percent (10%) of the issued and outstanding shares of Common Stock (on a fully diluted basis), Holders of a majority of the Registrable Securities shall be entitled to nominate to the Board one Affiliated Nominee.

(c)             Subject to the terms and conditions of this Section 5.2 and applicable law, the Company agrees to include each Purchaser Nominee in its slate of nominees for election as directors of the Company at each of the Company’s meetings of stockholders or action by written consent at which directors are to be elected and use its reasonable efforts to cause the election of each such Purchaser Nominee to the Board of Directors (for the avoidance of doubt, the Company will be required to use substantially the same level of efforts and provide substantially the same level of support as is used and/or provided for the other director nominees of the Company with respect to the applicable meeting of stockholders or action by written consent). For the avoidance of doubt, failure of the stockholders of the Company to elect any Purchaser Nominee to the Board of Directors shall not affect the right of the Holders to nominate directors for election pursuant to this Section 5.2 in any future election of directors.

(d)            For so long as any Affiliated Nominee is on the Board (including if any Series B Director, as such term is defined in the Series B Articles Supplementary, is an Affiliated Nominee), (i) the Company shall not implement or maintain any trading policy, equity ownership guidelines (including with respect to the use of Rule 10b5-1 plans and preclearance or notification to the Company of any trades in the Company’s securities) or similar guideline or

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policy with respect to the trading of securities of the Company that apply to Holders or their Affiliates (including a policy that limits, prohibits, restricts Holders or their Affiliates from entering into any hedging or derivative arrangements), (ii) any share ownership requirement for any Affiliated Nominee serving on the Board will be deemed satisfied by the securities owned by Holders and/or their Affiliates and under no circumstances shall any of such policies, procedures, processes, codes, rules, standards and guidelines impose any restrictions on the Holders’ or their Affiliates’ transfers of securities and (iii) under no circumstances shall any policy, procedure, code, rule, standard or guideline applicable to the Board be violated by any Affiliated Nominee (x) accepting an invitation to serve on another board of directors, or (y) receiving compensation from the Holders or any of their Affiliates, or (z) failing to offer his or her resignation from the Board except as otherwise expressly provided in this Agreement or pursuant to any majority voting policy adopted by the Board, and, in each case of (i), (ii) and (iii), it is agreed that any such policies in effect from time to time that purport to impose terms inconsistent with this Section 5.2 shall not apply to the extent inconsistent with this Section 5.2 (but shall otherwise be applicable to the Affiliated Nominee).

(e)             Subject to the terms and conditions of this Section 5.2, if a vacancy on the Board is created as a result of a Purchaser Nominee’s death, resignation, disqualification or removal, in each case for whatever reason, or if the Holders of a majority of the Registrable Securities desire to nominate a different individual to replace any then-existing Purchaser Nominee, then, at the request of the Holders of a majority of the Registrable Securities, the Holders and the Company (acting through the Board) shall work together in good faith to fill such vacancy or replace such nominee as promptly as reasonably practical with a replacement Purchaser Nominee subject to the terms and conditions hereof, and thereafter such individual shall as promptly as reasonably practical be appointed to the Board to fill such vacancy and/or be nominated as a Company nominee as a “Purchaser Nominee” pursuant to this Section 5.2 (as applicable).

Section 5.3          Section 16b-3. So long as the Holders have the right to designate any Purchaser Nominee (including any Series B Director, as such term is defined in the Series B Articles Supplementary), the Board shall take such action as is necessary to cause the exemption of acquisitions of the Purchased Securities at the Closing, the disposition of shares of Series B Preferred Stock and the acquisition of shares of Common Stock upon the conversion of any shares of Series B Preferred Stock, and any other disposition of securities to or acquisition of securities from the Company, as applicable, from the liability provisions of Section 16(b) of the Exchange Act pursuant to Rule 16b-3.

ARTICLE VI.

MISCELLANEOUS

Section 6.1          Amendments and Waivers. Subject to compliance with applicable law, this Agreement may be amended or supplemented in any and all respects by written agreement of the Company and the Purchaser.

Section 6.2          Extension of Time, Waiver, Etc. The parties hereto may, subject to applicable law, (a) extend the time for the performance of any of the obligations or acts of the

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other party or (b) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the parties hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party; provided that the Purchaser may execute such waivers on behalf of any Investor.

Section 6.3          Assignment. Except as provided in Section 4.1, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other party hereto; provided, however, that the Purchaser may provide any such consent on behalf of the Investors.

Section 6.4          Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 6.5          Entire Agreement; No Third Party Beneficiary. This Agreement, including the Series B Articles Supplementary and the Investment Agreement, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. No provision of this Agreement shall confer upon any Person other than the parties hereto and their permitted assigns any rights or remedies hereunder.

Section 6.6          Governing Law; Jurisdiction.

(a)             This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of laws principles, except that the provisions of the laws of the State of New York are mandatorily applicable.

(b)            All legal or administrative proceedings, suits, investigations, arbitrations or actions (“Actions”) arising out of or relating to this Agreement shall be heard and determined in any Federal or state court located in the Borough of Manhattan in the City of New York, New York and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 6.6 shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address

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set forth in Section 6.9 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 6.7          Specific Enforcement. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to enforce specifically the terms and provisions hereof in the courts described in Section 6.6 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of this Agreement and without that right, neither the Company nor the Purchaser would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 6.7 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 6.8          Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 6.8.

Section 6.9          Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed), emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

(a)  If to the Company, to it at:

Plymouth Industrial REIT, Inc.

18

260 Franklin Street, 7th Floor

Boston, MA 02110

Attention: Jeffrey E. Witherell

Fax: (617) 379-2404

Email: jeff.witherell@plymouthrei.com

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

2121 N. Pearl Street, Suite 900

Dallas, TX 75201

Attention: Kenneth L. Betts

Fax: (214) 453-6400

Email: KBetts@winston.com

If to the Investors or the Purchaser, to the Purchaser at:

Madison International Realty

410 Park Avenue, 10th Floor

New York, NY 10022

Attention: Ronald M. Dickerman

Fax: (212) 688-8774

Email: rdickerman@madisonint.com

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Lee S. Parks, Esq.

Fax: (212) 859-4000
Email: Lee.Parks@friedfrank.com

or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 6.10       Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law.

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Section 6.11 Expenses. Except as provided in Section 2.3, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 6.12       Interpretation. The rules of interpretation set forth in Section 1.02 of the Investment Agreement shall apply to this Agreement, mutatis mutandis.

Section 6.13       Purchaser.

(a)             Each Holder hereby consents, for so long as any Holder holds any Registrable Securities, to (i) the appointment of the Purchaser as the attorney-in-fact for and on behalf of such Holder and (ii) the taking by the Purchaser of any and all actions and the making of any decisions required or permitted by, or with respect to, this Agreement and the transactions contemplated hereby, including, without limitation, (A) the exercise of the power to agree to execute any consents under this Agreement and all other documents contemplated hereby and (B) to take all actions necessary in the judgment of the Purchaser for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the transactions contemplated hereby. Any reference to any action by the Purchaser in this Agreement shall require an instrument in writing signed by the Purchaser.

(b)            Each Holder shall be bound by the actions taken by the Purchaser exercising the rights granted to it by this Agreement or the other documents contemplated by this Agreement, and the Company shall be entitled to rely on any such action or decision of the Purchaser.

[Signature pages follow]

20

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first above written.

COMPANY:
Plymouth Industrial REIT, Inc.
By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Purchaser: MIRELF VI Pilgrim, LLC
By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

EXHIBIT A

DEFINED TERMS

1. The following capitalized terms have the meanings indicated:

“Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the Company (after consultation with legal counsel): (i) would be required to be made in any registration statement filed with the SEC by the Company so that such registration statement would not be materially misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such registration statement; and (iii) the Company has a bona fide business purpose for not disclosing publicly.

“Affiliates” shall have the meaning given to such term in the Series B Articles Supplementary.

“Series B Articles Supplementary” means the Articles Supplementary classifying the Series B Preferred Stock.

“Business Day” means any day, other than a Saturday, Sunday or a day on which banking institutions in the City of New York, New York are authorized or obligated by law or executive order to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means all shares currently or hereafter existing of the Company’s common stock, par value $0.01 per share.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Holder” means any Investor holding Registrable Securities.

“Person” means an individual, corporation, association, partnership, group (as such term is used in Section 13(d)(3) of the Exchange Act), trust, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“register”, “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement or the automatic effectiveness of such registration statement, as applicable.

“Registration Expenses” means all (a) expenses incurred by the Company in complying with Article I, including all registration, qualification, listing and filing fees, printing expenses, escrow fees, and fees and disbursements of counsel for the Company, blue sky fees and expenses and (b) reasonable, documented out-of-pocket fees and expenses of one outside legal counsel to the Purchaser and all Holders retained in connection with registrations contemplated hereby;

provided, however, that Registration Expenses shall not be deemed to include any Selling Expenses.

“Registrable Securities” means, as of any date of determination, any shares of Common Stock hereafter acquired by any Investor pursuant to the conversion of the Series B Preferred Stock, and any other securities issued or issuable with respect to any such shares of Common Stock or Series B Preferred Stock by way of share split, share dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise. As to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities when (i) such securities are sold or otherwise transferred pursuant to an effective registration statement under the Securities Act, (ii) such securities shall have ceased to be outstanding, (iii) such securities have been transferred in a transaction in which the Holder’s rights under this Agreement are not assigned to the transferee of the securities or (iv) such securities are sold in a broker’s transaction under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met.

“REIT” means a real estate investment trust pursuant to Sections 856 through 860 of the Code.

“Restricted Securities” means any Common Stock required to bear the legend set forth in Section 4.04(b) of the Investment Agreement.

“Rule 144” means Rule 144 promulgated under the Securities Act and any successor provision.

“Rule 462(e)” means Rule 462(e) promulgated under the Securities Act and any successor provision.

“Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders, and the fees and expenses of any counsel to the Holders (other than such fees and expenses expressly included in Registration Expenses).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shelf Registration Statement” means the Resale Shelf Registration Statement or a Subsequent Shelf Registration Statement, as applicable.

2. The following terms are defined in the Sections of the Agreement indicated:

INDEX OF TERMS

Term	Section
Actions	Section 6.6(b)
Affiliated Nominee	Section 5.2(b)

Agreement	Preamble
Board	Section 5.1
Closing	Section 5.2(a)
Company	Preamble
Company Indemnified Parties	Section 3.1
Effectiveness Period	Section 1.2
Holder Indemnified Parties	Section 3.2
Indemnified Party	Section 3.3
Indemnifying Party	Section 3.3
Independent Nominee	Section 5.2(b)
Interruption Period	Section 2.1(o)
Investment Agreement	Recitals
Investor	Preamble
Investors	Preamble
Losses	Section 3.1
Offering Persons	Section 2.1(m)
Piggyback Notice	Section 1.8(a)
Piggyback Registration Statement	Section 1.8(a)
Piggyback Request	Section 1.8(a)
Purchaser	Preamble
Purchaser Nominee	Section 5.2(b)
Resale Shelf Registration Statement	Section 1.1
Shelf Offering	Section 1.7
Subsequent Holder Notice	Section 1.5
Subsequent Shelf Registration Statement	Section 1.3
Take-Down Notice	Section 1.7
Underwritten Block Trade	Section 1.6(d)
Underwritten Offering	Section 1.6(a)
Underwritten Offering Notice	Section 1.6(a)